                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                      Union Texas Petroleum Holdings, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------


     /X/ Fee paid previously with preliminary materials.



     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

[UNION TEXAS LOGO]      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                 March 22, 1995

Dear Stockholder:

     You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. on Wednesday, May 10, 1995, at 10:00 a.m., Houston time. The meeting will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas.

     The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the meeting. To acquaint you better with the director nominees, the Proxy Statement contains biographical sketches of each nominee.

     During the meeting, I will report on the operations of the Company during 1994 and its plans for 1995. Directors and officers of the Company will be present to respond to questions from stockholders.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

                                          Sincerely,

                                          /s/ A. Clark Johnson
                                          A. CLARK JOHNSON
                                          Chairman of the Board and
                                          Chief Executive Officer

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 10, 1995

To the Stockholders of Union Texas Petroleum Holdings, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. (the "Company") will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Wednesday, May 10, 1995, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect 11 directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1995;

          3. To amend the Company's Restated Certificate of Incorporation to authorize a new class of preferred stock and to eliminate provisions relating to 2,000,000 shares of preferred stock;

          4. To approve the 1994 Incentive Plan;

          5. To amend the 1992 Stock Option Plan; and

          6. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 15, 1995, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited and urged to attend the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy in the enclosed addressed envelope. If you attend, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                          By Order of the Board of Directors

                                          /s/ Newton W. Wilson, III
                                          NEWTON W. WILSON, III
                                          Secretary

Houston, Texas
March 22, 1995

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Union Texas Petroleum Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Wednesday, May 10, 1995, 10:00 a.m., Houston time, and at any adjournment thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting. The date of the first mailing of this Proxy Statement to stockholders was on or about March 22, 1995.


     The costs of soliciting proxies will be borne by the Company, including reasonable costs incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated at $10,000, plus reimbursement of out-of-pocket expenses. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.


     A proxy will be voted in accordance with the stockholder's instruction, or if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his proxy at any time prior to its exercise by written notice or by execution of a subsequent proxy sent to Newton W. Wilson, III, Secretary, Union Texas Petroleum Holdings, Inc., 1330 Post Oak Blvd., Houston, Texas 77056. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS


     At the close of business on March 15, 1995, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 87,651,859 shares of the Company's common stock, par value $.05 per share ("Common Stock"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.



     The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (43,825,931 shares) at the meeting, the meeting may be adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the 11 nominees with the largest number of affirmative votes will be elected as directors. The affirmative vote of a majority of the shares outstanding and entitled to vote is required for the approval of the proposed amendment to the Company's Restated Certificate of Incorporation to authorize the issuance of a new class of preferred stock and to eliminate provisions relating to an existing class of 2,000,000 shares of preferred stock. The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote is required for the approval of the 1994 Incentive Plan and to amend the 1992 Stock Option Plan. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.


     In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters as in the case of broker non-votes.

     In connection with the amendment to the Company's Restated Certificate of Incorporation, approval of the 1994 Incentive Plan and amendment of the 1992 Stock Option Plan, abstentions will be treated as negative votes and, therefore, will affect the outcome of such votes. In conformity with the Company's Bylaws, shares abstaining from voting on any other matters coming before the meeting will not be treated as votes cast with respect to such matters, and therefore will not affect the outcome of any such matter. In addition, broker non-votes will be treated as negative votes with respect to the amendment of the Company's Restated Certificate of Incorporation but not with respect to any other matters coming before the meeting.

     The table below sets forth certain information as of March 15, 1995, regarding the beneficial ownership of the Common Stock, excluding Common Stock held by the Company, by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company, (iii) the five executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:


                                                                                    PERCENTAGE
                                                                                        OF
                                                                   AMOUNT             SHARES
                                                                     AND                OF
                                                                  NATURE OF           COMMON
                                                                  BENEFICIAL          STOCK
                             NAME                                 OWNERSHIP(1)      OUTSTANDING
- ---------------------------------------------------------------   ---------         -----------
Petroleum Associates, L.P.(2)..................................   33,333,334           38%
KKR Partners II, L.P.(2).......................................
     9 W. 57th Street
     New York, New York 10019
Oppenheimer Group, Inc.(3).....................................   12,082,224           14%
     Oppenheimer Tower, World Financial Center
     New York, New York 10281
Loomis, Sayles & Company, L.P.(4)..............................   4,866,827             6%
     One Financial Center
     Boston, Massachusetts 02111
Glenn A. Cox, Director(5)(6)...................................      11,000              *
Saul A. Fox, Director(2).......................................           0              *
Edward A. Gilhuly, Director(2).................................           0              *
James H. Greene, Jr., Director(2)..............................           0              *
A. Clark Johnson(6)............................................      67,357              *
     Chairman of the Board and
     Chief Executive Officer
Henry R. Kravis, Director(2)...................................           0              *
Michael W. Michelson, Director(2)..............................           0              *
Stanley P. Porter, Director(6).................................       9,000              *
George R. Roberts, Director(2).................................           0              *
Richard R. Shinn, Director(6)..................................      13,000              *
Sellers Stough, Director(6)....................................       9,000              *
William M. Krips, Senior Vice President(6)(7)..................     117,778              *
Arthur W. Peabody, Jr., Senior Vice President(6)(7)............     191,838              *
Larry D. Kalmbach, Vice President(6)(7)........................      24,852              *
Newton W. Wilson, III, Vice President(6)(7)....................      96,640              *
All executive officers and directors as a group
  (16 persons)(6)(7)(8)........................................     574,942             1%


- ---------------

 *  Less than 1%.

(1) Beneficial ownership of Common Stock, except as noted.

(2) KKR Associates is the sole general partner of each of Petroleum Associates, L.P. and KKR Partners II, L.P. (collectively, the "KKR Partnerships") and possesses sole voting and investment power with respect to the 33,333,334 shares owned by such stockholders. KKR Associates is a limited partnership of which
                                         (Footnotes continued on following page)

    Henry R. Kravis, George R. Roberts, Michael W. Michelson, Saul A. Fox, James
    H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Robert I. MacDonnell, Paul E. Raether, Michael T. Tokarz, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners. None of the aforementioned individuals beneficially owns any other shares of Common Stock.

    The KKR Partnerships currently own approximately 38% of the issued and outstanding Common Stock of the Company. As a result, the KKR Partnerships and their general partners will be able to exercise control over the Company, through their representation on the Board and by reason of their substantial voting power with respect to the election of directors and actions submitted to a vote of stockholders.


    The Company has agreed that, upon request of the KKR Partnerships, the Company will register under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws the sale of the Common Stock owned by the KKR Partnerships as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts.


(3) On February 1, 1995, Oppenheimer Group, Inc., as a parent holding company, filed an amendment to its Schedule 13G on behalf of itself, Oppenheimer Capital and certain related entities with respect to such shares. Such shares of Common Stock may include shares held for investment advisory clients or discretionary accounts.

(4) Loomis, Sayles & Company, L.P. is a registered investment advisor that filed a Schedule 13G on February 14, 1995, to report holding such shares for investment advisory clients.

(5) Voting and investment power are shared with Veronica Cox with respect to such shares, all of which are held in the Glenn A. Cox Trust, UTA.


(6) Includes the following shares issuable upon the exercise of outstanding or issuable stock options that are exercisable within 60 days after March 15, 1995: (i) subject to stockholder approval of the 1994 Incentive Plan, 8,000 for each of Messrs. Cox, Porter, Shinn and Stough, (ii) 46,357 for Mr. Johnson; 104,774 for Mr. Krips; 116,844 for Mr. Peabody; 17,201 for Mr. Kalmbach; 87,553 for Mr. Wilson; and (iii) 434,192 for all executive officers and directors as a group.


(7) Shares held by executive officers in the Company's Savings Plan for Salaried Employees are included in the table as of January 31, 1995. Additional shares may have accumulated since that date.

(8) As of March 15, 1995, the executive officers of the Company include the five executive officers named in the Summary Compensation Table and Mr. Knight. See "Executive Officers."

                             ELECTION OF DIRECTORS

     PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

     The Board recommends election of the nominees listed below as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified. Each of such nominees is presently a member of the Board. If, at the time of the 1995 Annual Meeting of Stockholders, any of such nominees should be unable to serve or for good cause will not serve, discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominees will be required.

     The nominees, and certain information with respect to each of them, are as follows:


     Glenn A. Cox -- Age 65, Director since January 1993. Mr. Cox is a retired President and Chief Operating Officer of Phillips Petroleum Company, a position he held from 1985 until December 1991. Phillips Petroleum Company is a corporation involved in petroleum exploration, production and refining and also in the manufacturing and distribution of a variety of chemicals. Mr. Cox is a director of BOK Financial Corp.,

Bank of Oklahoma, The Williams Companies and Helmerich & Payne, Inc. Member of the Audit Committee and the Succession Committee.

     Saul A. Fox -- Age 41, Director since July 1985. Mr. Fox has been a partner of Kohlberg Kravis Roberts & Co. ("KKR") since January 1991, and prior to that he had been an associate with KKR since September 1984. KKR is a private investment firm and an affiliate of KKR Associates. Mr. Fox is also a director of Fred Meyer, Inc., American Re Corporation, Layne, Inc., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc.

     Edward A. Gilhuly -- Age 35, Director since December 1992. Mr. Gilhuly was an associate of KKR from 1986 until 1995, when he became a partner. He is a director of Owens-Illinois, Inc., Red Lion Properties, Inc., Layne, Inc. and Owens-Illinois Group, Inc. Member of the Organization and Compensation Committee and the Succession Committee.

     James H. Greene, Jr. -- Age 44, Director since December 1992. Mr. Greene was an associate of KKR from 1986 until 1993, when he became a partner. He is a director of Owens-Illinois, Inc., RJR Nabisco Holdings Corp., Safeway Inc., The Stop & Shop Companies, Inc., Owens-Illinois Group, Inc., RJR Nabisco, Inc. and The Vons Companies Inc.


     A. Clark Johnson -- Age 64, Chairman of the Board since July 1985. Mr. Johnson has also served as Chief Executive Officer since July 1984. Mr. Johnson has responsibility for the overall management of the Company. Mr. Johnson joined Allied Corporation, the Company's predecessor, in 1968 and since then has served in a number of executive positions. He was first elected a director of the Company in July 1984. For additional information, see discussion below in this Proposal 1.



     Henry R. Kravis -- Age 51, Director since July 1985. Mr. Kravis has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., Duracell International, Inc., IDEX Corporation, RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Walter Industries, Inc., The Stop & Shop Companies, Inc., AutoZone, Inc., K-III Communications Corp., American Re Corporation, Flagstar Companies, Inc., Flagstar Corporation and World Color Press, Inc.


     Michael W. Michelson -- Age 43, Director since July 1985. Mr. Michelson has been a partner of KKR since January 1987, and prior to that he had been an associate of KKR. Mr. Michelson is also a director of Fred Meyer, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., AutoZone, Inc. and Red Lion Properties, Inc. Member of the Organization and Compensation Committee and the Succession Committee.

     Stanley P. Porter -- Age 76, Director since July 1985. Mr. Porter is a retired Vice Chairman of Arthur Young & Company. Mr. Porter was a director of Allied-Signal Inc. (collectively with its predecessor, Allied Corporation,"Allied") from 1980 until April 1989. Allied is an advanced technology company. Mr. Porter is a former director of Fiber Industries, Inc. and Engraph, Inc. Member of the Audit Committee.


     George R. Roberts -- Age 51, Director since July 1985. Mr. Roberts has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Duracell International, Inc., IDEX Corporation, Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Red Lion Properties, Inc., Walter Industries, Inc., Safeway Inc., AutoZone, Inc., K-III Communications Corp., American Re Corporation, Flagstar Companies, Inc., Flagstar Corporation, World Color Press, Inc. and Borden Inc. Mr. Roberts is a first cousin of Mr. Kravis.


     Richard R. Shinn -- Age 77, Director since May 1988. Mr. Shinn was Executive Vice Chairman of the New York Stock Exchange from May 1985 through December 1990. Mr. Shinn retired as Chairman and Chief Executive Officer of Metropolitan Life Insurance Company in 1983. Mr. Shinn was a director of Allied from 1973 until April 1988. Mr. Shinn is also a director of Grey Advertising Inc. Member of the Audit Committee, the Organization and Compensation Committee and the Succession Committee.

     Sellers Stough -- Age 72, Director since March 1988. Mr. Stough is a retired Vice President, Finance of Chevron Corporation. Mr. Stough also served on the Executive Committee of Chevron Corporation from August 1986 until his retirement in December 1987. Mr. Stough was a consultant to the law firm of Pillsbury Madison & Sutro from February 1988 until June 1991. Mr. Stough served as Executive Director of the firm from November 1989 through December 1990. Mr. Stough was a director of Amax, Inc. from 1982 until 1987. Member of the Audit Committee.

     The Board has standing audit and organization and compensation committees that are composed of directors of the Company. The functions of the Audit Committee include reviewing external financial reporting, both annual and quarterly reports, and other financial portions of external reporting of the Company, recommending engagement of the Company's independent accountants, reviewing and approving the terms of engagement of the independent accountants, reviewing the independence of such accountants, reviewing with the independent accountants the plan, scope and results of the auditing engagement, and reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls.


     The functions of the Organization and Compensation Committee (the "Compensation Committee") include establishing compensation for executive officers, monitoring compensation arrangements of certain management employees for consistency with corporate objectives and to enhance shareholder value, recommending remuneration arrangements for senior management, serving as the Stock Option Committee under the Company's 1985, 1987 and 1992 Stock Option Plans and the Company's proposed 1994 Incentive Plan, administering the Incentive Compensation Plan and making recommendations with respect to employee benefit plans.


     In addition, although the Board does not have a standing nominating committee, the Compensation Committee considers and makes recommendations to the Board regarding persons to be nominated for election as directors by the Board to fill vacancies that arise between annual meetings of stockholders. Stockholders wishing to recommend a person for consideration as nominee for election to the Board can do so in accordance with the Company's Bylaws by giving timely written notice to the Secretary of the Company at 1330 Post Oak Blvd., Houston, Texas 77056, giving each such nominee's name, appropriate biographical information and any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. A notice must be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice to the Secretary must set forth the number of shares that are owned beneficially by the stockholder that is giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

     In addition to the standing committees, in 1994 the Board created a Succession Committee. In light of the Company's policy mandating retirement of officers at age 65, the Company has begun to plan for a successor to the Chairman and Chief Executive Officer of the Company, Mr. Johnson, who will be 65 on December 7, 1995. The function of the Succession Committee is to study and make recommendations to the full Board regarding such succession so as to provide for an orderly transfer of responsibilities. The current members of the Succession Committee are Messrs. Cox, Gilhuly, Michelson and Shinn.

     During the year ended December 31, 1994, the Board held a total of six meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, and the Succession Committee held three meetings. Messrs. Fox, Kravis and Roberts attended less than 75% of the Board meetings.


     All directors who are not officers of the Company receive $40,000 per annum for serving on the Board. In addition, all directors are reimbursed for out-of-pocket costs of attending Board and committee meetings. In addition, if Proposal 4 for the 1994 Incentive Plan is approved, non-employee directors will receive annual grants of stock options. See "Proposal 4 -- Approval of 1994 Incentive Plan."

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP ("PRICE WATERHOUSE") AS THE COMPANY'S INDEPENDENT ACCOUNTANTS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

     The Board and the Audit Committee recommend ratification of the appointment of Price Waterhouse. Price Waterhouse has audited the financial statements of the Company since the Company's formation in 1982. Price Waterhouse will have a representative at the meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

                       APPROVAL OF PROPOSED AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION
                      TO AUTHORIZE NEW PREFERRED STOCK AND
                        TO ELIMINATE OLD PREFERRED STOCK

     PROPOSAL 3: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE NEW PREFERRED STOCK AND TO ELIMINATE OLD PREFERRED STOCK. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 3 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OUTSTANDING AND ENTITLED TO VOTE.

     The Board has adopted resolutions declaring the advisability of an amendment to the Restated Certificate of Incorporation of the Company (i) to authorize the issuance of up to 15,000,000 shares of preferred stock, $.01 par value ("New Preferred Stock"), and (ii) to eliminate the provisions relating to the existing class of 2,000,000 shares of preferred stock (the "Old Preferred Stock"). The proposed amendments to the Restated Certificate of Incorporation are attached hereto as Appendix A and incorporated herein by reference. The discussion hereunder is qualified in its entirety by reference to Appendix A.

     Preferred stock is a widely used and attractive form of equity financing. The Company's Restated Certificate of Incorporation currently does not provide for the establishment of terms for the issuance of this financing instrument at the Board's discretion. The Board believes it is highly desirable for the Company to have the flexibility to issue preferred stock in addition to its current ability to issue debt and additional Common Stock. If Proposal 3 is approved, the Board will be able to act quickly to specify the precise characteristics of the New Preferred Stock to be issued, depending on then current market conditions and the nature of specific transactions, and will not be required to solicit further authorization from stockholders for any specific issue of New Preferred Stock (except where otherwise required by applicable laws or regulations). The Company's purposes for any future issuance of New Preferred Stock could include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares, in any transaction or series of related transactions, other than a public offering for cash, could result in a 20% or more increase in the number of shares of Common Stock outstanding. The Company is engaged in analyzing a full range of financing, strategic acquisition and other corporate plans; however, as of the date hereof, the Board has no specific plans to issue any series of New Preferred Stock.

     The Board has adopted a policy providing that no future issuance of New Preferred Stock will be effected without stockholder approval unless the Board (whose decision shall be conclusive) determines in good faith (i) that such issuance is primarily for the purpose of facilitating a financing, an acquisition or another proper corporate objective or transaction and (ii) that any anti-takeover effects of such issuance are not the Company's primary purpose for effecting such issuance. The Board will not amend or revoke this policy without giving written notice to the holders of all outstanding shares of the Company's stock; however, stockholder approval will be required before an amendment or revocation is effective that permits an issuance of New Preferred Stock for the primary purpose of obstructing a takeover of the Company by any person who has, prior to such written notice to stockholders, notified the Board of such person's desire to pursue a takeover of the Company. Therefore, the Board believes that, as structured, the authorization of New Preferred Stock is in the best interests of the stockholders and the Company and will facilitate the Company's ability to take advantage of acquisition or financing opportunities that might not be available through the use of Common Stock.


     The Board would authorize the issuance of any shares of New Preferred Stock based upon its policy described above and judgment as to the best interests of the Company and its stockholders. Under Delaware law and the Company's Restated Certificate of Incorporation, stockholders do not have pre-emptive rights to subscribe for any shares of New Preferred Stock or other securities of the Company, whether now or hereafter authorized. Subject to the policy described above, the authorization of New Preferred Stock could have the effect of discouraging a tender offer or unsolicited attempt to acquire control of the Company in a transaction that a stockholder might deem desirable, including takeover attempts that might result in a premium over the market price of the Common Stock. Preferred stock issuances involving certain voting or conversion privileges can be used to make the acquisition of a company more difficult or more costly. The Company is not aware of any present effort by any person to accumulate the Company's Common Stock, except as described above under "Voting Securities and Certain Beneficial Owners," or to obtain control of the Company. The Board believes that its policy described above will permit the Company to issue the New Preferred Stock for corporate purposes that are in the best interests of its stockholders.


     At present the Restated Certificate of Incorporation provides for the issuance of up to 200,000,000 shares of Common Stock, par value $.05 per share, and up to 2,000,000 shares of Old Preferred Stock, par value $1.00 per share. Pursuant to Proposal 3, Section A of Article Fourth of the Restated Certificate of Incorporation, containing the provisions relating to the Old Preferred Stock, will be eliminated in its entirety and replaced with the provisions described herein relating to the 15,000,000 shares of New Preferred Stock. The Board adopted this approach because the Company does not intend to reissue the Old Preferred Stock, which must be issued on the same terms as previously issued, including a redemption price of $100 per share plus a redemption premium and a fixed annual dividend rate of $20.00 and $20.75 per share, respectively, for each 1,000,000 shares, of the total 2,000,000 shares currently authorized. In 1992, the Company redeemed all of the then outstanding shares of Old Preferred Stock held by Allied for $200 million, together with accrued dividends through the redemption date, as part of a financial restructuring through a series of transactions. The New Preferred Stock would provide the Company flexibility to issue from time to time this form of equity based on current market conditions that result in market sensitive terms.


     Under Proposal 3, the Board can authorize the issuance, at any time or from time to time, of one or more series of New Preferred Stock at its discretion. In addition, the Board would determine all designations, powers, preferences and the rights of such stock and any qualifications, limitations and restrictions, including but not limited to: (i) the designation of series and numbers of shares (up to 15,000,000 shares authorized under Proposal 3); (ii) the dividend rights, if any; (iii) the rights upon liquidation or distribution of the assets of the Company, if any; (iv) the conversion or exchange rights, if any; (v) the redemption provisions, if any; and (vi) the voting rights, if any; provided, that the holders of shares of New Preferred Stock will not be entitled to more than one vote per share, when voting as a class with the holders of shares of the Common Stock and if such New Preferred Stock is convertible into Common Stock, then holders can receive one vote on an as converted basis.


     Any conversion privilege may include the right to convert or exchange New Preferred Stock into Common Stock or into other securities, assets or property of the Company. If the Board provides that shares of any series may be converted or exchanged, the terms of any such conversion or exchange privilege will be determined by the Board based on its assessment of the value of the Common Stock or other security or asset for which the New Preferred Stock may be converted or exchanged. If convertible or exchangeable into Common Stock or another security or asset, the terms and conditions fixed and determined by the Board on which such conversion or exchange may be made may include, without limitation, provisions for the protection of the conversion or exchange right against dilution in any manner whatsoever, and provisions relating to the effect upon the conversion or exchange right of any change in control, or any merger or consolidation of the Company into or with any other corporation.


     The holders of shares of New Preferred Stock would not be entitled to any voting rights except as provided by resolution of the Board, by statute, or as may be required by applicable rules or policies of any exchange on which the Common Stock is listed or the New Preferred Stock may be listed. As currently in effect, the rules of the New York Stock Exchange provide that, as a prerequisite to listing, preferred stock must have certain minimum voting rights. The preferred stock, voting as a class, should have the right to elect a minimum of two directors upon the default of the equivalent of six quarterly dividends. The right to elect directors should remain in effect until cumulative dividends have been paid in full or until non-cumulative dividends have been paid regularly for at least one year. In addition, the approval of at least two-thirds of outstanding shares of preferred stock is required for the creation of a senior equity security or the adoption of any amendment of the Restated Certificate of Incorporation or Bylaws that would materially affect existing terms of the preferred stock. The approval by a majority of the holders of outstanding shares of a class of preferred stock is required for an increase in the authorized amount of preferred stock of that class or the creation of a class of stock ranking pari passu with that class.


     It is not possible to state the actual effect of the authorization of the New Preferred Stock upon the holders of Common Stock until the Board determines the respective rights of the holders of one or more series of the New Preferred Stock. However, such effects may include (i) restrictions on dividends on Common Stock if dividends on the New Preferred Stock are in arrears; (ii) dilution of the voting power of the Common Stock to the extent that a series of the New Preferred Stock has voting rights; (iii) restrictions on the rights of the holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the New Preferred Stock; and (iv) potential dilution of the equity of holders of Common Stock to the extent that a series of the New Preferred Stock might be convertible into or exchangeable for Common Stock.

     If approved, the proposed amendment would become effective upon filing with the Secretary of State of Delaware a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing is expected to take place shortly after such stockholder approval. Under Delaware law, adoption of the proposed amendment to the Restated Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares of Common Stock. The Board has expressly reserved the right to abandon such proposed amendment notwithstanding stockholder approval. There are no outstanding shares of the Old Preferred Stock; thus, there are no shares of Old Preferred Stock entitled to vote on this proposal.

                        APPROVAL OF 1994 INCENTIVE PLAN

     PROPOSAL 4: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE 1994 INCENTIVE PLAN. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 4 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE.

     The Board recommends the approval of the 1994 Incentive Plan (the "1994 Plan"), which authorizes the grant of various stock, stock-related and cash awards. The 1994 Plan, which is effective as of November 28, 1994, was adopted by the Board on January 26, 1995, contingent upon approval by the stockholders. The Board believes the Company's success and long-term progress are dependent upon attracting and retaining directors, executive personnel and employees of the Company and its subsidiaries. The 1994 Plan is intended to give the Compensation Committee maximum flexibility to use various forms of incentive awards as part of the Company's overall compensation program. Historically, the Company has used stock options and annual bonuses as incentives for pay-for-performance awards. The Compensation Committee has no current intention to immediately utilize all the new types of awards available under the 1994 Plan, but will have the flexibility through the 1994 Plan to grant such incentives in the future.

     The 1994 Plan is intended to encourage employees of the Company, its subsidiaries and affiliated entities, and non-employee directors of the Company to acquire or increase their equity interest in the Company.

Additionally, the 1994 Plan is intended to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The 1994 Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who can contribute to the program, growth and profitability of the Company.

     The Company first adopted a stock option plan in 1985 and has periodically submitted each successive option plan (1987 and 1992) to the stockholders for approval. If the 1994 Plan is approved, no future stock options will be granted under any of such prior stock option plans. The 1994 Plan is intended to allow the Compensation Committee continued flexibility to use stock, stock-related and cash awards in the Company's overall compensation program.

     The full text of the 1994 Plan is set forth in Appendix B to this Proxy Statement. The essential features of the 1994 Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the 1994 Plan. All capitalized terms not defined herein shall have the meaning as defined in the 1994 Plan.

TYPES OF AWARDS


     The 1994 Plan would permit the granting of any or all of the following types of awards ("Awards"): (i) stock options, including incentive stock options ("ISOs"); (ii) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; (iii) restricted stock; (iv) performance awards; (v) stock compensation awards; (vi) bonus shares; (vii) deferred shares; and (viii) other stock-based or cash awards.


ELIGIBILITY FOR PARTICIPATION


     In addition to officers and employees of the Company or any affiliate of the Company, each non-employee director (each director who is not then an employee of the Company or any subsidiary or affiliated with KKR, "Non-employee Director") of the Company will be eligible to receive certain Awards under the 1994 Plan. As of the date of this Proxy Statement, the Company had approximately 1,000 employees and four Non-employee Directors.


ADMINISTRATION

     The 1994 Plan will be administered by the Compensation Committee, which is composed of disinterested directors appointed by the Board. Under the terms of the 1994 Plan, the Compensation Committee must consist of disinterested persons within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee will select the participants who will receive Awards, determine the type and terms of Awards to be granted, and interpret and administer the 1994 Plan.

AMENDMENT AND TERMINATION

     The Board may terminate or amend the 1994 Plan without stockholder approval, except that stockholder approval is required for any amendment that would increase the number of shares available for grant, grant ISOs at an exercise price of less than fair market value of the Common Stock on the date of grant or otherwise cause the 1994 Plan to cease to satisfy the requirements of Rule 16b-3 of the Exchange Act.

TERM OF THE PLAN

     The 1994 Plan will terminate on November 27, 2004, after which time no additional Awards may be made under the 1994 Plan.


SHARES SUBJECT TO THE PLAN


     Subject to adjustment as described more fully below, 4,000,000 shares of Common Stock may be awarded under the 1994 Plan; provided, however, that no more than 1,200,000 shares available for Awards shall be issued as restricted stock. The maximum aggregate number of shares available under the 1994 Plan for Awards of options and SARs to any person during the term of the 1994 Plan is 500,000 shares per year, of which tandem Awards will be deemed to be one Award.

STOCK OPTIONS

     Stock options granted under the 1994 Plan will be subject to the terms and conditions determined by the Compensation Committee, except that: (i) no options may be granted after the termination of the 1994 Plan; (ii) the option exercise price cannot be less than 100% of the fair market value of a share of Common Stock at the time the option is granted; and (iii) no option may be exercised more than ten years after it is granted. ISOs may be granted provided they meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code").

     The Compensation Committee will determine the form in which payment of the exercise price may be made, including cash, shares of Common Stock, other securities or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

STOCK APPRECIATION RIGHTS

     An SAR may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. The grant price of an SAR shall not be less than 100% of the fair market value of a share of Common Stock at the time the SAR is granted. The Compensation Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

RESTRICTED STOCK

     The Compensation Committee shall determine the employees to whom Restricted Stock will be granted, the number of shares of Restricted Stock to be granted to each participant, the duration of the restriction period, the conditions under which the Restricted Stock may be forfeited to the Company and other terms and conditions of Awards of Restricted Stock. Restricted Stock may not be disposed of by the participant until the restrictions specified in the Award expire. The participant will have, with respect to Restricted Stock, the right to vote the shares and, unless otherwise determined by the Compensation Committee, the right to receive any cash dividends. Except as otherwise determined by the Compensation Committee, upon termination of a participant's employment for any reason during the restriction period, all Restricted Stock will be forfeited by the participant. A tandem cash unit can be granted with each share of Restricted Stock in an amount calculated to provide a cash payout that will enable the participant to pay taxes on Restricted Stock without having to sell such Common Stock.

PERFORMANCE AWARDS

     Performance Awards, which shall consist of a right payable in cash, shares of Common Stock, other securities or other property, may be granted under the 1994 Plan upon the achievement of performance goals. Performance goals will include, but are not limited to, the attainment of target levels of business criteria. The Compensation Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. The Compensation Committee may establish performance criteria associated with grants of Performance Awards, if such Awards are intended to qualify for a tax deduction for certain compensation paid in excess of $1 million, as discussed below in this Proposal under the heading "Federal Income Tax Consequences -- Tax Consequences to the Company or Subsidiary." Performance Awards may be paid in accordance with procedures established by the Compensation Committee.

STOCK COMPENSATION

     The Compensation Committee shall have the authority to pay all or a portion of any amounts payable under (i) the 1994 Plan, other than Cash Awards granted as a short-term annual incentive or in tandem with Restricted Stock, or (ii) if requested by an employee, any other compensation program of the Company, in shares of Common Stock. The number and type of shares to be distributed in lieu of cash compensation, as well as the terms and conditions of any such stock compensation, shall be determined by the Compensation Committee.

BONUS SHARES

     The Compensation Committee may deliver shares of Common Stock to any eligible employee as additional compensation for the employee's services to the Company.

DEFERRED SHARES

     An Award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the fulfillment of such conditions, including the performance of services, as the Compensation Committee may specify. Prior to the delivery of the Deferred Shares, the participant has no right to transfer any rights under his or her Award and no rights as a stockholder with respect to the shares covered by the Award, except as to phantom dividends, that the Compensation Committee may elect to credit in a bookkeeping account.

OTHER STOCK-BASED OR CASH AWARDS

     In its discretion, the Compensation Committee may grant other forms of Awards based on, payable in, or otherwise related in whole or in part to Common Stock or grant cash Awards under the 1994 Plan. Subject to the terms of the 1994 Plan, the Compensation Committee shall determine the terms and conditions of any such other stock-based or cash awards.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     Each Non-employee Director shall receive on the day of each Annual Meeting of Stockholders options to purchase 3,000 shares of Common Stock. In addition, subject to stockholder approval of the 1994 Plan, each Non-employee Director who served on the Board on January 26, 1995, received options to purchase 5,000 shares of Common Stock at an exercise price of $18.625 per share, the fair market value of the Common Stock on such date. Each new Non-employee Director elected or appointed after such date shall also receive an initial award of options to purchase 5,000 shares of Common Stock. The Compensation Committee and Board shall have no discretion with respect to Non-employee Director stock options. Each such option shall be fully vested and exercisable and have a term of ten years and must be exercised within six months of termination of service on the Board for any reason other than death, disability or retirement (after at least five years of continuous Board service), in which event such option must be exercised within two years of death or disability and within three years of retirement. The price per share to be paid by the holder of such an option shall equal the fair market value per share of Common Stock on the date the option is granted. The purchase price of the shares to which such option is exercised shall be paid only in cash. No transfer, sale or other disposition of Common Stock acquired upon option exercise is permitted until the Non-employee Director terminates service as a Non-employee Director of the Company, unless a prior extraordinary corporate transaction occurs.

CHANGE IN CONTROL

     In the event of a "Change in Control," as defined in the 1994 Plan, the Compensation Committee shall accelerate the exercise or vesting date of all Awards and may take any one or more of the following actions in connection with any Awards made under the 1994 Plan: (i) provide for the purchase, in cash, of such Award; (ii) make adjustments to such Award, including the exercise period; or (iii) subject to certain provisions, cause any outstanding Award to be assumed, or a new right substituted therefor, by the acquiring or surviving corporation, or, with notice to the participant, cause the exercise period for any such Award to terminate on a fixed date following such Change in Control.

     A Change in Control is deemed to occur under the 1994 Plan (i) if any person or persons or entity or entities (other than the KKR Partnerships) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (ii) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (iii) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Board in actions taken prior to and with respect to such transaction.


ADJUSTMENTS

     In the event the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other similar corporate transaction or event affects the Common Stock so that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the 1994 Plan, then the Compensation Committee shall adjust any or all of the Awards.

     No Awards have been made to any employee, including executive officers, as of the date of this Proxy Statement, but option grants have been made to Non-employee Directors under the 1994 Plan, subject to stockholder approval of the 1994 Plan. See "New Plan Benefits -- 1994 Plan" below in this Proposal.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1994 Plan based on federal income tax laws and regulations in effect on January 1, 1995. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the employee or the Company may result depending upon any considerations not described below.

TAX CONSEQUENCES TO PARTICIPANTS

     Non-Qualified Option Rights. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option ("NQO") is granted; (ii) at the time of exercise of an NQO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO, although the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. If shares of Common Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

     If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

     Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise.

     Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Stock reduced by any amount paid by the recipient at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Performance Awards. No income generally will be recognized upon the grant of Performance Awards. Upon payment in respect of earned Performance Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received less any amount paid for such Award at the time of payment or transfer pursuant to the achievement of the performance goals.

     Stock Compensation. When a participant receives shares of Common Stock in lieu of cash compensation, the fair market value of the shares of Common Stock will be ordinary income to the participant. Any gain or loss realized by a participant on disposition of the Common Stock so acquired generally will be capital gain or loss to such participant, long-term or short-term depending on the holding period. The participant's basis in the shares of Common Stock for determining gain or loss on the disposition will generally be the fair market value of such Common Stock on the date the shares are issued.

     Bonus Shares and Deferred Shares. No income generally will be recognized upon the grant of Deferred Shares. The recipient of Bonus Shares or of unrestricted shares upon the lapse of the restrictions on Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Common Stock on the date that such shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gain or loss holding period for such shares will also commence on that date.

     Other Stock-Based or Cash Awards. Generally, Other Stock-Based Awards will be subject to tax in the same manner as described above for a similar award. A Cash Award would be subject to tax at ordinary income tax rates when paid.

     Special Rules Applicable to Officers and Directors. Where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, the principal difference usually will be to postpone the taxation (and valuation) of the stock received so long as the sale of the stock received could subject the officer or director to suit under
Section 16(b) of the Exchange Act, but not longer than six months.

TAX CONSEQUENCES TO THE COMPANY OR SUBSIDIARY

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction for federal income tax purposes provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) any applicable withholding obligations are satisfied, and (iii) the $1 million limitation of Section 162(m) of the Code is not exceeded.

     Awards made under the 1994 Plan at a time when all Compensation Committee members are not "outside" directors within the meaning of Section 162(m) will not meet the "performance-based exemption" under Section 162(m) of the Code. Beginning with the Company's 1996 Annual Meeting of Stockholders, two of the present members of the Compensation Committee may, under present circumstances, cease being

"outside" directors. If in the future the Compensation Committee continues to qualify under such Section 162(m), the Company has reserved the flexibility under the 1994 Plan such that Awards granted after that time may qualify as being performance based. The business criteria performance goals applicable to Performance Awards intended by the Compensation Committee to qualify for the exemption from the $1 million limitation of Section 162(m) of the Code will be based upon the attainment of such target levels of either net income, cash flows, reserve additions or revisions, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on sales, profit margin, earnings per share, or personal objectives tied to operational studies, implementing policies and plans, negotiating transactions and sales, developing long-term business goals, managerial responsibilities and assessments as may be specified by the Compensation Committee. The maximum amount of compensation that may be paid under Performance Awards to any one individual with respect to any one year will be $1,500,000 under an annual bonus Performance Award and $1,500,000 under a long-term Award with a performance period longer than one fiscal year.


     To qualify stock options and SARs as "performance-based compensation" for
Section 162(m) of the Code, the 1994 Plan limits the total number of stock options and underlying SARs that may be awarded to any one person during any calendar year to 500,000 shares, of which tandem Awards will be deemed to be one Award.

     The $1 million limitation of Section 162(m) of the Code applies only with respect to compensation paid to "Covered Employees," i.e., the Company's Chief Executive Officer and the four highest compensated executive officers of the Company or those individuals deemed to be executive officers of the Company (other than the Chief Executive Officer) and who are officers on the last day of the year in question. Any future Award under the 1994 Plan expressly intended by the Compensation Committee to qualify as "performance-based compensation" will not be paid unless it so qualifies; Awards that either are not intended to qualify or which cannot qualify as performance based will be paid without regard to the limitation on deductibility under Section 162 of the Code.

PLAN AWARDS


     Grants and Awards under the 1994 Plan that may be made to Company executive officers and other employees are not presently determinable. If the stockholders approve the 1994 Plan, such grants and Awards will be made at the discretion of the Compensation Committee in accordance with its compensation policies, which are discussed in the "Compensation Committee Report on Executive Compensation" below. See the Amended Plan Benefits table under "Proposal 5 -- Approval of Proposed Amendment to the 1992 Stock Option Plan" for information on stock options granted in 1994 under the 1992 Plan. The following table sets forth the numbers of stock options that will be granted to Non-employee Directors (referred to as Non-Executive Directors) as a group under the 1994 Plan. Such options are granted fully vested with a ten-year term. On January 26, 1995, the initial options were granted at an exercise price of $18.625 per share, which was the fair market value of the Common Stock at the time of grant. On March 15, 1995, the average trading price of the Common Stock was $21.125.

                               NEW PLAN BENEFITS

                                   1994 PLAN

                                                                                     NUMBER
                                                                                       OF
                                                                                     OPTIONS
                                      GROUP                                            (1)
- ----------------------------------------------------------------------------------   ------
Non-Executive Director Group (4 persons)(2).......................................   32,000

- ---------------


(1) Subject to stockholder approval of the 1994 Plan, the initial grant in January 1995 includes options to purchase 20,000 shares of Common Stock (5,000 per Non-employee Director who served on the date of Board approval of the 1994 Plan), and a subsequent grant after the 1995 Annual Meeting of Stockholders includes 12,000 options (3,000 per Non-employee Director). Each new Non-employee Director, hereafter, will receive an initial grant of 5,000 options at the date of his or her election or appointment. Each Non-employee Director would then be granted 3,000 options effective as of the date of each Annual Meeting of Stockholders at which he or she continues to serve as a director. The exercise price of the options is based on the fair market value of the Company's Common Stock on the date of grant, which for the initial grant was $18.625 on January 26, 1995. For a description of the terms of such options, see "Proposal 4 -- Approval of 1994 Incentive Plan -- Non-employee Director Stock Options."


(2) Current Non-Executive Directors who are eligible participants under the 1994 Plan as Non-employee Directors include Messrs. Cox, Porter, Shinn and Stough.

                     APPROVAL OF PROPOSED AMENDMENT TO THE
                             1992 STOCK OPTION PLAN

     PROPOSAL 5: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE PROPOSED AMENDMENT TO THE 1992 STOCK OPTION PLAN TO AMEND THE DEFINITION OF CHANGE IN CONTROL. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 5 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE.

     The Board recommends the approval of an amendment to the 1992 Stock Option Plan (the "1992 Plan") to change the definition of a change in control. The 1992 Plan was adopted by the Board on December 2, 1992, and was submitted to and approved by the Company's stockholders at the 1993 Annual Meeting. The 1992 Plan authorizes the issuance of options to purchase up to 4,000,000 shares of Common Stock to employees of the Company. As of the date of this Proxy Statement, the Company had approximately 1,000 employees. If Proposal 4 for the 1994 Plan is approved, no future stock options will be granted under the 1992 Plan.


     The Board has recommended a revision to the definition of change in control, which conforms to the definition in the 1994 Plan. Currently, in general, unless 75% or more of the Company's voting stock or assets is acquired (other than by the KKR Partnerships or their affiliates) or there is a liquidation, dissolution or merger of the Company, no change in control is triggered for purposes of the Company's outstanding options under the 1992 Plan. Since Allied sold its holdings of 39% of the Company's Common Stock, the Board has approved reducing the voting stock change in control threshold. The revised definition provides that a change in control is triggered for purposes of the 1992 Plan, as well as the proposed 1994 Plan, if 50% (not 75%) or more of the Company's voting stock or 75% or more of the Company's assets are acquired (other than by the KKR Partnerships or their affiliates). In addition, the merger or consolidation of the Company with another entity will not trigger a change in control unless the Board determines by a majority vote that such transaction is a change in control. The primary effect under the 1992 Plan of a change in control is to accelerate the vesting of outstanding stock options and other Awards.


     The following summary describes briefly the principal features of the 1992 Plan, and is qualified in its entirety by reference to the full text of the 1992 Plan as amended by the proposed First Amendment, the full text of which Amendment is provided as Appendix C to this Proxy Statement.

     The Compensation Committee of the Board authorizes the grant of options and otherwise makes all decisions with respect to the operation of the 1992 Plan. The Compensation Committee, under the terms of the 1992 Plan, must consist of disinterested persons within the meaning of Rule 16b-3 of the Exchange Act. Options are exercisable for a maximum period of ten years at an exercise price of not less than the fair market value of the underlying Common Stock at the time of grant. The value of the stock options in the 1992 Plan is directly dependent upon an increase in the value of the Common Stock of the Company. At the discretion of the Compensation Committee, any option granted under the 1992 Plan may be granted in tandem with an SAR allowing the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock over the option price thereof. To date, all options granted by the Compensation Committee have been granted in tandem with SARs. However, such SARs currently are exercisable only by the officers of the Company subject to restrictions on insider trading pursuant to Section 16(b) of the Exchange Act, which at the date of this Proxy Statement include each of the executive officers named in the Summary Compensation Table. The 1992 Plan allows options to be granted with limited SARs payable in cash upon the occurrence of certain change in control events. Such right provides for the automatic payment of cash upon a change in control of the Company (currently generally defined (prior to the proposed amendment as described above) as merger, consolidation, liquidation, dissolution or acquisition of 75% or more of the Company's assets or 75% of the outstanding voting stock, other than such transactions with the KKR Partnerships), equal to the difference in the market value of the Common Stock on the date of grant and on the date of payment. In addition, the 1992 Plan allows options to be granted with limited SARs payable in cash in certain circumstances involving transfer of stock by the KKR Partnerships, which SARs are exercisable only by officers, including the executive officers named in the Summary Compensation Table.


     Options may be granted under the 1992 Plan only to employees (including officers and directors who are also employees) of the Company or a subsidiary of the Company. Options granted under the 1992 Plan may be either ISOs under the provisions of Section 422 of the Code or NQOs. To date, all options granted by the Compensation Committee have been NQOs, except for ISOs granted to officers of the Company in 1994.


     All options expire upon the earlier of ten years from the date of grant, immediately upon an optionee's termination of employment with the Company and its subsidiaries for fraud, misappropriation of property or willful gross misconduct or a period of 90 days to three years following termination of employment for any other reason.


     Pursuant to the discretion given to the Compensation Committee to impose conditions upon options granted under the 1992 Plan, all options granted prior to 1994 under the 1992 Plan are exercisable to the extent of a five-year vesting schedule and options granted in 1994 under the 1992 Plan are exercisable to the extent of a four-year vesting schedule. Each option vests in full upon death, disability, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, normal retirement or a change in control.

     The Board may amend the 1992 Plan at any time, except that any amendment will require stockholder approval if it affects (i) the aggregate number of shares that may be issued under options granted pursuant to the 1992 Plan, (ii) the class of employees eligible to participate in the 1992 Plan or (iii) the material terms of the options granted or that may be granted pursuant to, or any extension of the 1992 Plan.


     Federal Income Taxes. The federal income tax consequences of option transactions under the 1992 Plan are the same as described for options under the 1994 Plan based on federal income tax laws in effect on January 1, 1995. See "Proposal 4 -- Approval of 1994 Incentive Plan -- Federal Income Tax Consequences." Currently, to the extent an optionee who is one of the five executive officers named in the Summary Compensation Table recognizes ordinary income in the circumstances described above, the Company has been entitled to a corresponding deduction for federal income tax purposes despite the $1 million cap limitation of Section 162(m) of the Code. For a discussion of such deduction, see "Proposal 4 -- Approval of the 1994 Incentive Plan -- Federal Income Tax Consequences." Stock options granted under the 1992 Plan are intended to qualify for exemption from the cap under the transition rules that apply to stock options granted under such plan before the Company's 1997 Annual Meeting of Stockholders; however, if the 1992 Plan is materially modified before that meeting or any member of the Compensation Committee ceases to be an "outside" director, within the meaning of Section 162(m), stock option grants made after that modification will not qualify unless the 1992 Plan requalifies under Section 162(m) of the Code. If this amendment to the 1992 Plan is a material modification that adversely affects the transition status of the stock options previously awarded to Covered Employees under the 1992 Plan, such option awards will be paid without regard to the limitation on deductibility under Section 162 of the Code.

     If a change in control of the Company, as defined in the 1992 Plan, were to occur, the acceleration of vesting and automatic cashout provisions might result in excess "parachute payments" under Section 4999 of the Code. The Company would not be entitled to a tax deduction with respect to such excess parachute payments, and the optionees would be subject to a 20% excise tax on the amount of such payments.

     It is not possible to determine at this time the numbers of shares of Common Stock covered by options that may be granted in the future under the amended 1992 Plan to any employee. If Proposal 4 to approve the 1994 Plan is adopted, no future stock options will be granted under the 1992 Plan.


     The following table sets forth, as to the executive officers of the Company named in the Summary Compensation Table, all current executive officers as a group and all other employees as a group and the number of shares covered by outstanding options granted under the 1992 Plan as of December 31, 1994, that will be amended if this Proposal 5 is approved. Such options were granted with five-year and four-year vesting periods at exercise prices that were the fair market value of the Common Stock at the time of grant and range from $18.3125 to $20.875 per share. On March 15, 1995, the average trading price of the Common Stock was $21.125.


                             AMENDED PLAN BENEFITS

                             1992 STOCK OPTION PLAN

                                                                                        NUMBER
                                                                                          OF
               NAME                                      POSITION                      OPTIONS(1)
- -----------------------------------   ----------------------------------------------   --------
A. Clark Johnson...................   Chairman of the Board and Chief Executive         190,300
                                      Officer
William M. Krips...................   Senior Vice President                             107,100
Arthur W. Peabody, Jr..............   Senior Vice President                             107,100
Newton W. Wilson, III..............   General Counsel, Vice
                                      President -- Administration
                                      and Secretary                                      86,600
Larry D. Kalmbach..................   Vice President and Chief Financial Officer         51,700
Executive Group (6 persons)(2)......................................................    583,800
Non-Executive Officer
  Employee Group(3).................................................................   2,059,580

- ---------------

(1) For information on options granted in 1994 under the 1992 Plan, see Option/SAR Grants in 1994 Table.

(2) Current executive officers include the five individuals named in the Summary Compensation Table and Mr. Knight. See "Executive Officers" below.

(3) Directors are not eligible for participation in the 1992 Plan.

                                 OTHER MATTERS

     It is not anticipated that there will be presented to the meeting any business other than election of directors, the ratification of the appointment of independent accountants, amendment of the Company's Restated Certificate of Incorporation, approval of the 1994 Plan and amendment of the 1992 Plan. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

     Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying proxy at your earliest convenience.

                               EXECUTIVE OFFICERS


     A. Clark Johnson -- Age 64, Chairman of the Board and Chief Executive Officer. Information about Mr. Johnson is included on pages 4 and 5 with the information on nominees for the Board.



     William M. Krips -- Age 55, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- U.S. Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group and Vice President and General Manager -- International Operations. Mr. Krips has responsibility for Producing Operations. Mr. Krips joined Allied in 1964, and served in a number of management positions in planning, finance, marketing and operations. Mr. Krips is also a member of the Unimar Company Management Board, and a director of ENSTAR Corporation ("ENSTAR") and of ENSTAR Indonesia, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.



     Arthur W. Peabody, Jr. -- Age 51, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group, Vice President -- Planning and Administration and Vice President -- Acquisitions and Planning. Mr. Peabody has responsibility for New Exploration Ventures and Petrochemicals. Mr. Peabody is also a member of the Unimar Company Management Board, and a director of ENSTAR and of ENSTAR Indonesia, Inc. and Virginia International Company, which entities are subsidiaries of ENSTAR. Mr. Peabody joined Allied in 1981 and, prior to assuming his current position, held various positions in management and in planning and development with Allied and thereafter with the Company.


     Larry D. Kalmbach -- Age 43, Vice President and Chief Financial Officer since February 1995, after having served as Vice President -- Finance and Vice President and Controller of the Company. Mr. Kalmbach has responsibility for Accounting, Tax, Treasury, Audit, Management Information Systems and Planning and Investor Relations. He joined the Company in 1974 and has held various financial management positions with the Company. He is also a member of the Unimar Company Management Board, and a director of ENSTAR and of Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.


     James E. Knight -- Age 49, Vice President -- Technical Services since December 1991, after having served as Vice President -- International Operations and Engineering and Vice President -- International Drilling. Mr. Knight has responsibility for Production and Reservoir Engineering, Project Management, Drilling and Safety and Environmental. Mr. Knight joined the Company in 1980, and has served in a number of positions in planning, engineering and operations.



     Newton W. Wilson, III -- Age 44, General Counsel, Vice
President -- Administration and Secretary since January 1993, and Vice President, General Counsel and Secretary from October 1985 until he assumed his current position. Mr. Wilson has responsibility for Law, Acquisitions, Human Resources, Health Services, Security, Purchasing, Administration and Corporate Communications.



     The executive officers also serve as directors of certain of the Company's subsidiaries and affiliates other than those named above. The Company's Bylaws provide that each officer shall hold office until the officer's successor is elected or appointed or until the officer's death, resignation or removal by the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the years 1992 to 1994.

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                        AWARDS
                                                                       ----------
                                                                        NUMBER
                                                                          OF
                                                                       SECURITIES
                                             ANNUAL COMPENSATION       UNDERLYING
             NAME AND                        --------------------     OPTIONS/SARS     ALL OTHER
        PRINCIPAL POSITION           YEAR     SALARY     BONUS(1)      GRANTED(2)   COMPENSATION(3)(4)
- ----------------------------------   ----    --------    --------      ----------   ------------------
A. Clark Johnson..................   1994    $533,333    $409,100       74,800         $   42,667
  Chairman of the Board and          1993    $500,000    $200,900       65,000         $   58,667
  Chief Executive Officer            1992    $475,000    $276,000       50,500         $2,947,470
William M. Krips..................   1994    $290,000    $160,000       39,100         $   23,200
  Senior Vice President              1993    $280,000    $ 85,100       34,000         $   32,683
                                     1992    $261,667    $113,500       34,000         $   20,867
Arthur W. Peabody, Jr.............   1994    $281,250    $160,000       39,100         $   22,500
  Senior Vice President              1993    $270,000    $ 85,100       34,000         $   31,687
                                     1992    $256,667    $113,500       34,000         $   19,867
Newton W. Wilson, III.............   1994    $270,000    $135,000       31,600         $   21,600
  General Counsel, Vice
     President --                    1993    $260,000    $ 73,700       27,500         $   29,921
  Administration and Secretary       1992    $232,083    $ 81,400       27,500         $   17,683
Larry D. Kalmbach.................   1994    $205,000    $105,000       20,700         $   16,400
  Vice President and                 1993    $196,667    $ 46,500       18,000         $   21,776
  Chief Financial Officer            1992    $153,750    $ 45,400       13,000         $   11,850


- ---------------


(1) Includes compensation under the Company's Incentive Compensation Plan for Executive Officers and Key Salaried Employees (the "Incentive Compensation Plan"), which provides cash awards for executive officers and key salaried employees of the Company. For a description of the Incentive Compensation Plan, see "Report of the Organization and Compensation Committee of the Board of Directors." Awards are paid currently in a lump sum or deferred for a period determined by the Compensation Committee. No incentive compensation accrued in 1994, 1993, or 1992 was deferred by any of the executive officers to later years.


(2) Each option granted included an equal number of SARs.

(3) Amounts reflected on the Summary Compensation Table above for Mr. Johnson include early payment of his entire supplemental retirement benefits in 1992 in the amount of $2,910,287 to eliminate the incentive for Mr. Johnson to retire at year-end 1992. Mr. Johnson was required to withdraw as a participant in the supplemental retirement plans upon receipt of such payment.

(4) Other than with respect to an additional amount for Mr. Johnson described in Footnote 3 above, information in this column includes amounts contributed by the Company under the Company's Savings Plan for Salaried Employees and Supplemental Non-Qualified Savings Plan for Executive Employees. The Company's matching contributions to the Savings Plan for Salaried Employees for 1994 were in the respective amounts of none for Mr. Johnson, $9,240 for Mr. Krips, $8,307 for Mr. Peabody, $8,373 for Mr. Wilson, and $9,240 for Mr. Kalmbach. The Company's matching contributions to the Supplemental Non-Qualified Savings Plan for Executive Employees for 1994 were in the respective amounts of $42,667 for Mr. Johnson, $13,960 for Mr. Krips, $14,193 for Mr. Peabody, $13,227 for Mr. Wilson, and $7,160 for Mr. Kalmbach.

     During each of the three years ended December 31, 1992, 1993, and 1994, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the grant of stock options and tandem SARs under the Company's 1992 Stock Option Plan to the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1994

                                                        INDIVIDUAL GRANTS
                                 ---------------------------------------------------------------
                                              PERCENT
                                               GRANT
                                             REPRESENTS
                                                OF
                                 NUMBER        TOTAL
                                   OF       OPTIONS/SARS
                               SECURITIES     GRANTED
                               UNDERLYING     TO ALL                                    GRANT
                                OPTIONS/     EMPLOYEES                                  DATE
                                  SARS          IN         EXERCISE    EXPIRATION      PRESENT
                               GRANTED(1)      1994        PRICE(2)       DATE         VALUE(3)
                               ----------     -----        ------     ----------     ----------
A. Clark Johnson..............   74,800        7.78%        $18.75     11/27/2004     $622,710.00
William M. Krips..............   39,100        4.07%        $18.75     11/27/2004     $325,507.50
Arthur W. Peabody, Jr.........   39,100        4.07%        $18.75     11/27/2004     $325,507.50
Newton W. Wilson, III.........   31,600        3.29%        $18.75     11/27/2004     $263,070.00
Larry D. Kalmbach.............   20,700        2.15%        $18.75     11/27/2004     $172,327.50

- ---------------


(1) A total of 960,900 options were granted on November 28, 1994. Options were received by all U.S.-based employees of the Company, with 220,300 options (120,900 of which were ISOs) being granted to the executive officers (the five officers named above plus Mr. Knight) and 740,600 options being granted to 518 other employees. The options become exercisable for 25% of the shares after the expiration of one year from the date of grant, 50% after the expiration of two years, 75% after the expiration of three years and in full after the expiration of four years. Options are granted for a term of ten years, subject to termination between 90 days to three years following termination of employment. Each option vests in full upon death, disability, normal retirement, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, involuntary termination of an executive officer, or a change in control (generally defined as merger, consolidation, liquidation, dissolution or acquisition of 75% or more of the Company's assets or outstanding voting stock other than such a transaction with the KKR Partnerships, subject to amendment as described in Proposal 5). Upon the occurrence of a change-in-control event, including specified sales of Common Stock by the KKR Partnerships, the options held by executive officers are automatically exchanged for cash equal to the difference in the value of the Common Stock and the option exercise price. In addition, each option to executive officers is accompanied by an equivalent number of SARs. The SARs allow the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock over the option price thereof. The SARs are subject to the same vesting, expiration and termination provisions as the related option.



(2) The options other than ISOs contain an "early payment provision" whereby the Board or the Compensation Committee may authorize the Company to make a cash payment, equal to the difference in the market value of a share of Common Stock on the date of payment and the exercise price, to the holder of the option and adjust the exercise price of the option to the then market price of the Common Stock.


(3) To calculate the present value of option/SAR grants in 1994, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the
                                         (Footnotes continued on following page)
    value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 26.9%, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 7%, (iii) a dividend yield of 1% and (iv) an option exercise term of ten years. This value has been adjusted to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation, which is based on certain assumptions, including the assumption that the option will be held for the full ten-year term prior to exercise. Studies conducted by the Company's independent consultants indicate that options are usually exercised before the end of the full ten-year term.


OPTION/SAR EXERCISES AND HOLDINGS


     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SARs during 1994 and unexercised options and SARs held as of the end of 1994, which include grants made under the Company's 1985 and 1992 Stock Option Plans.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                   AND OPTION/SAR VALUES AT DECEMBER 30, 1994

                                                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                               NUMBER                              UNDERLYING                IN-THE-MONEY
                                 OF                                UNEXERCISED            OPTIONS/SARS HELD AT
                              SECURITIES                       OPTIONS/SARS HELD AT            1994 FISCAL
                              UNDERLYING                       1994 FISCAL YEAR-END            YEAR-END(2)
                             OPTIONS/SARS     VALUE         --------------------------  --------------------------
           NAME               EXERCISED    REALIZED($)(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------   -------      -----------      -----------  -------------  -----------  -------------
A. Clark Johnson...........        0        $        0         46,357       157,100       $128,387      $177,475
William M. Krips...........        0        $        0        104,774        86,700       $514,202      $101,894
Arthur W. Peabody, Jr......        0        $        0        124,444        86,700       $738,344      $101,894
Newton W. Wilson, III......   17,000        $230,562.50        87,553        70,100       $476,497      $ 82,375
Larry D. Kalmbach..........   16,800        $227,850.00        17,201        42,900       $ 66,582      $ 47,944

- ---------------

(1) Market value of the Company's Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares underlying the options or SARs exercised.

(2) Value calculated by subtracting the exercise price from the market value of the Company's Common Stock on December 30, 1994, which was $20.3125 based on the average of the high and low price on December 30, 1994, multiplied by the number of shares underlying the unexercised options or SARs.


PENSION BENEFITS


     Certain employees of the Company, including each of its executive officers, are participants in the Company's Salaried Employees' Pension Plan (the "Pension Plan"). The table below illustrates the annual straight life annuity benefits payable to an employee under the Pension Plan as if the employee were age 65 in 1994.

                             ESTIMATED ANNUAL PENSION BENEFIT FOR YEARS OF CREDITED SERVICE INDICATED
                        -----------------------------------------------------------------------------------
       AVERAGE            5         10         15         20         25         30         35         40
     ANNUAL PAY         YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS      YEARS
- ---------------------   ------    -------    -------    -------    -------    -------    -------    -------
$300,000.............   24,600     49,200     73,800     98,400    123,000    147,600    172,200    196,800
 400,000.............   32,800     65,600     98,400    131,200    164,000    196,800    229,600    262,400
 500,000.............   41,000     82,000    123,000    164,000    205,000    246,000    287,000    328,000
 600,000.............   49,200     98,400    147,600    196,800    246,000    295,200    344,400    393,600
 700,000.............   57,400    114,800    172,200    229,600    287,000    344,400    401,800    459,200
 800,000.............   65,600    131,200    196,800    262,400    328,000    393,600    459,200    524,800
 900,000.............   73,800    147,600    221,400    295,200    369,000    442,800    516,600    590,400

     The Pension Plan is a noncontributory, tax-qualified plan and provides that the normal retirement age is 65. The benefits listed in the table above are not subject to any reduction for Social Security benefits or, with respect to the executive officers named in the Summary Compensation Table, for other offset amounts. The amount of pension payable at normal or later retirement under the Pension Plan is based on an employee's years of credited service and the employee's average pay (including salary, Incentive Compensation Plan payments that are not deferred, elective deferrals made under the Company's Savings Plan for Salaried Employees or Section 125 cafeteria plans, and severance pay (excluding officers), but excluding amounts deferred under a deferred compensation plan, income from an exercise of a stock option or SAR and certain other fringe benefits as specified in the Pension Plan) during the most highly paid five consecutive years of the employee's last ten years of employment (including employment by Allied). An employee who was employed by the Company on April 29, 1990, may elect to receive a lump sum payment at retirement in lieu of a pension.

     The Code places certain maximum limitations on the amount of benefits that may be payable under tax-qualified plans, such as the Pension Plan. Any excess over such maximum limitation calculated in accordance with the provisions of the Pension Plan will be paid separately by the Company through one or more unfunded excess benefit plans. Such excess benefit plans also provide benefits to certain employees in excess of those provided under the Pension Plan, based upon deferred compensation, severance pay and certain additional service that is not taken into account under the Pension Plan and to the extent the formula in effect for the Pension Plan prior to 1989 would produce a larger benefit than the current formula. Such additional benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989. In 1988, the Company adopted a trust pursuant to which the Company may, at its discretion, including in the event of a change of control, contribute amounts to the trust to provide for all or part of the benefits the Company is obligated to pay pursuant to the excess benefit plans. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company.

     At December 31, 1994, the following individuals had the number of years of credited service indicated: Mr. Johnson, 26; Mr. Krips, 30; Mr. Peabody, 13; Mr. Wilson, 9; and Mr. Kalmbach, 20. Although additional excess benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989, Mr. Johnson has received an early payment of supplemental retirement benefits, which included such excess benefit. For further information describing this payment, see Footnote 3 to the Summary Compensation Table.

EXECUTIVE SEVERANCE PLAN


     The Company's Executive Severance Plan provides for certain salary and other severance benefits to certain of the Company's employees, including each of the Company's executive officers, if the employee's employment with the Company is terminated under certain circumstances following a change of control (as defined therein) of the Company. For purposes of the Executive Severance Plan, the acquisition by affiliates of KKR of approximately 50% of the Common Stock from Allied (the "1985 Stock Acquisition") constituted a change of control of the Company. The period following such change of control through the later of March 31, 1997, or 24 months after a change of control is referred to as the "Protected Period." Since benefits are payable if employment with the Company is terminated during the Protected Period, benefits could be required to be paid in the future to employees who are covered by the Executive Severance Plan. The Executive Severance Plan does not restrict the termination of a participant's employment, and no benefits are payable if the participant voluntarily terminates his employment, accepts employment with the purchaser of assets from the Company, or receives a comparable offer of employment (as defined) by the purchaser of assets from the Company. Certain offers of continued employment either at lower compensation or that require a participant to change his work site are deemed involuntary terminations of employment. If a change of control occurs, certain reductions in benefits and changes in an employee's responsibilities are also deemed involuntary terminations of employment.


     A participant in the Executive Severance Plan who is involuntarily terminated other than for gross cause during the Protected Period is entitled to receive his base salary together with incentive compensation payments for a period of not less than 24, nor greater than 36 months, as specified in the Executive Severance

Plan as to such participant. Payments under the Executive Severance Plan will not continue, however, past the month in which the participant attains age 65. Also, an employee who is so terminated is entitled to have 12 months of service and compensation payments credited toward calculation of benefits payable under the excess benefit plans. Under the Executive Severance Plan, Messrs. Johnson, Krips and Peabody are entitled to 36 months of benefits, and Messrs. Wilson and Kalmbach are entitled to 24 months of benefits. A participant entitled to Executive Severance Plan benefits is also entitled to continuation of certain basic life and medical insurance coverage. If a change of control occurs after July 25, 1991, an employee who either becomes entitled to salary and benefit continuation pursuant to the Executive Severance Plan after such change of control or who was receiving benefits pursuant to the Executive Severance Plan on the date of such change of control is entitled to receive in a lump sum any cash benefits which he is entitled to receive or which remain to be paid as of the change of control. The cash benefits will be discounted at the rate of 8% per annum if paid in a lump sum. Assuming that Messrs. Johnson, Krips, Peabody, Wilson and Kalmbach were entitled to receive payments as of December 31, 1994, such payments would total $859,651, $1,129,207, $1,129,207, $704,538 and
$519,286, respectively.

     The Company may generally terminate the Executive Severance Plan, but no termination is permitted prior to the later of March 31, 1997, or 24 months after a change of control. In addition, no termination may adversely affect the rights of participants already receiving benefits at the time of termination. Benefits may be reduced, eliminated or deferred in order to prevent application of the "golden parachute" provisions of the Code if such provisions would result in a net after-tax financial detriment to the participant if the benefits were paid in full to the participant. Such reduction, elimination or deferral will not apply if a participant is provided with a "golden parachute" tax gross-up. Currently Mr. Johnson is the only employee with a "golden parachute" tax gross-up right.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS

     In connection with the 1985 Stock Acquisition by affiliates of KKR of approximately 50% of the Company's stock from Allied, the Company summarized in letter agreements its existing understandings with certain officers, including the executive officers named in the Summary Compensation Table, regarding compensation and benefits. In all cases, these letter agreements provide for employment at will, which may be terminated by the Company or such officers at any time, with or without cause. The compensation and benefits summarized in the letter agreements are consistent with the Compensation and Benefits Agreement among the Company, Allied and affiliates of KKR (the "Compensation and Benefits Agreement"), which was executed in connection with the 1985 Stock Acquisition, in part as an inducement for employees to continue employment with the Company.


     Under the terms of one such letter agreement with the Company dated June 25, 1985, Mr. Johnson has an annual incentive compensation (bonus), as determined by the Compensation Committee, and is covered by the Company's Executive Severance Plan (with 36 months of benefits), 1985 and 1992 Stock Option Plans, Pension Plan, Savings Plan for Salaried Employees ("Savings Plan"), Supplemental Non-Qualified Savings Plan ("Supplemental Savings Plan"), supplemental executive retirement plans, and life insurance program providing for a minimum of $1.4 million in life insurance coverage that was transferred to Mr. Johnson in 1990. Mr. Johnson will be eligible to participate in the 1994 Plan, subject to stockholder approval of such plan. Under his letter agreement with the Company, Mr. Johnson has a tax gross-up right applicable to the extent the "golden parachute" tax under the Code is imposed on benefits subject to such tax, such as payments made under the Executive Severance Plan. Early payment of Mr. Johnson's supplemental retirement benefits was made in 1992, which required his withdrawal as a future participant in such supplemental retirement plans. In addition to his letter agreement, the Board has confirmed that Mr. Johnson's compensation and benefits would not be diminished as a result of the succession process approved by the Board as described above under "Proposal 1 -- Election of Directors."


     Letter agreements similar to Mr. Johnson's were entered into with the executive officers named in the Summary Compensation Table, although such letter agreements did not provide for tax gross-up rights or for participation in the life insurance program. Currently, each of Messrs. Krips, Peabody, Wilson and Kalmbach has an annual incentive compensation (bonus), as determined by the Compensation Committee, and each is covered by the Executive Severance Plan (with 36, 36, 24 and 24 months of benefits, respectively), 1985 and 1992 Stock Option Plans, Pension Plan, Savings Plan, Supplemental Savings Plan and supplemental executive retirement plans. Messrs. Krips, Peabody, Wilson and Kalmbach will be eligible to participate in the 1994 Plan, subject to stockholder approval of such plan. Such letter agreements have not been formally amended since the original date of the agreements to reflect changes in benefits resulting from promotions and increased job responsibilities.

                         STOCK PRICE PERFORMANCE GRAPH


     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Industry published index for the period of five years ended December 31, 1994.



VALUE OF INVESTMENT ($)


      MEASUREMENT PERIOD                                           DOW JONES
    (FISCAL YEAR COVERED)         UNION TEXAS       S&P 500      SECONDARY OIL
1989                                       100             100             100
1990                                        84              97              83
1991                                       114             126              82
1992                                       107             136              82
1993                                       117             149              91
1994                                       121             152              88


Assumes $100 invested December 31, 1989, in the Company's Common Stock, S&P 500 Stock Index and published industry index (dividends reinvested).



Source: Standard & Poor's Compustat Database.



     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.



     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

COMPENSATION PROGRAM

     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table, is administered by the Compensation Committee of the Company's Board. The Compensation Committee currently consists of three members, all of whom are non-employee directors and two of whom are affiliated with the KKR Partnerships, which collectively own approximately 38% of the Company's Common Stock. Set forth below is a report submitted by the Compensation Committee addressing the Company's executive compensation programs for 1994.

     The Company's executive compensation program is designed to attract, motivate and retain executives critical to the long-term success of the Company. An important consideration in this philosophy is to relate the interests of the executive officers with those of the stockholders. In connection with this philosophy, the compensation package of the executive employees of the Company consists of four components: a base salary, an annual incentive, long-term incentives in the form of stock options, and savings programs. Further, the Company's proposed new 1994 Plan is intended to continue the alignment between executives' compensation and stockholder wealth creation. See "Proposal
4 -- Approval of 1994 Incentive Plan." The Compensation Committee annually reviews the Company's executive compensation program on the basis of information provided by the Chief Executive Officer and the senior human resources executive of the Company with the assistance of the Company's human resources department as well as studies, data and reports provided by independent consultants. Each component of the executive compensation program is described below.

BASE SALARIES


     The objective of the Company's base salary program for key management positions is to provide its executives with base salary opportunities that are competitive with similar positions in companies similar in size to the Company, based on annual revenues (referred to in this report as comparable companies). In order to motivate and retain key executives critical to the long-term success of the Company, the Company has established certain practices in regard both to base salary and to the relationship of incentive bonus to predetermined performance-oriented goals for the Company. The base salaries established for 1994 for the Chief Executive Officer and other executive officers of the Company were reviewed at the April 1994 meeting of the Compensation Committee. In setting base salaries for fiscal 1994, the Compensation Committee reviewed compensation data for comparable companies, including a comparison of market salary data from an April 1994 comprehensive study, prepared by Towers Perrin, an independent consultant (the "Consultant Study"), of the Company's executive compensation program. The Consultant Study included data collected from nationally recognized compensation surveys of energy and other industry companies of comparable size to the Company for fiscal year 1993, as well as data from proxy statements published in 1994 for fiscal year 1993 for substantially all of the companies included in the Dow Jones Secondary Oil Industry published index. The Company's survey data also compared current Company officer salaries with annualized 1994 market data salaries. The Compensation Committee was also provided survey data comparing the officers' current compensation with market data that summarized (i) target total cash rates (base salary plus target annual incentive award), (ii) actual total cash rates (base salary plus most recent actual annual incentive paid) and (iii) target annual incentive award levels for the market median and the 75th percentile.



     The data obtained from the foregoing surveys is more reflective of competitive compensation among companies of similar size, based on annual revenues, than the data pertaining to companies included in the Dow Jones Secondary Oil Industry published index for purposes of the Company's Stock Price Performance Graph, which index includes several companies that are much larger and other companies that are smaller than the Company in terms of annual revenues. The energy and other industry survey data provide additional detail about actual current compensation practices and levels to supplement the information provided to the Compensation Committee from proxy statements published in prior years. With the data collected, the Compensation Committee's objective is to establish the executives' salary and bonus opportunities above the market median (50th percentile) in an effort to be competitive with compensation provided to executives of the Company's competitors. The Company believes it is crucial to provide strongly competitive salaries in order to attract and retain managers who are highly talented. The specific competitive markets considered depend on the nature and level of the particular positions and the labor markets from which qualified individuals would be recruited for such positions. Base salary levels also reflect the performance of each individual employee over time. Thus, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries. The Chief Executive Officer and the senior human resources executive of the Company reviewed with the Compensation Committee a proposed 1994 salary plan for the Company's executives and other key management personnel (excluding the Chief Executive Officer) following which the Compensation Committee approved the proposed plan.

     All base salary increases for the executive officers were based on a philosophy of pay-for-performance and assessments of an individual's significant accomplishments and long-term value to the Company. In addition to reviewing the market salary data and the Company's 1993 and first quarter 1994 financial and operating results, the Compensation Committee recognized the importance of individual achievements and, accordingly, reviewed individual significant accomplishments for 1993 for each executive officer who received a salary increase. Such accomplishments included financial and operational successes in supervising the Company's programs as well as general and administrative costs reductions and efficiencies for the Company. The Compensation Committee took into account both qualitative and quantitative factors in making its salary compensation decisions for the Chief Executive Officer and each of the other executive officers; however, no quantitative formula was applied for weighing the importance of these factors in its decision. Base salaries for the Chief Executive Officer and other executive officers were established at levels considered appropriate in view of the duties and scope of responsibilities of each such officer's position and were in a range at or above the market median (50th percentile) of competitors.

ANNUAL INCENTIVES

     The objectives of the Company's annual Incentive Compensation Plan and proposed 1994 Plan are to motivate and reward the accomplishment of corporate and individual annual objectives, reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results, and enhance rewards for meeting and exceeding corporate and personal objectives both annually and over time. Under this pay-for-performance program, annual bonus targets as a percentage of salary for 1994 are set for each executive position and range from 35% to 45% for each of the executive officers named in the Summary Compensation Table, excluding the Chief Executive Officer. See "Chief Executive Officer Compensation" below. The annual incentive awards are paid upon the achievement of performance objectives established for the fiscal year and an assessment of management's contributions to the Company for the year. Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. The Chief Executive Officer of the Company reviews all of the calculated awards for key salaried employees, adjusts such awards as he deems appropriate and reviews with the Compensation Committee a list of recommended awards for all officers of the Company. The Compensation Committee administers the Incentive Compensation Plan and the proposed 1994 Plan, recommends to the Board the aggregate amount of incentive compensation and approves individual officer awards. The Board approves the aggregate amount of the incentive compensation awards to all participants. Awards are paid currently in a lump sum or deferred for a period determined by the Compensation Committee.

     The executive officers receive a bonus on the basis of target percentage award levels established at the time of hiring, which may be increased in connection with promotions and increased job responsibilities. The annual bonus is based upon achievement of predetermined performance-oriented indicators, 80% of which are financial measures directly related to the Company. For 1994, the corporate financial measures considered in the Incentive Compensation Plan included growth in the Company's net income, cash flow and reserve additions or revisions. Financial results are measured against targets established at the beginning of the fiscal year by the Compensation Committee. Accordingly, the executive officer's bonus and a significant portion of each executive officer's compensation are annually at risk and dependent upon the Company's successful performance each year. The Incentive Compensation Plan provides for an increase in the incentive award, subject to a maximum percentage, when the Company's financial performance exceeds the target objective.

To permit adjustments for unforeseen events or to allow senior management discretion in rewarding performance, basic calculated annual incentive awards to participate in the Incentive Compensation Plan may be adjusted upward or downward by senior management, generally no more than 20% in either direction. These adjustments are subject to approval by the Chairman and Chief Executive Officer of the Company. Additionally, with respect to adjustments to awards for officers, such adjustments are subject to the review and approval of the Compensation Committee.

     In 1994, for the 80% portion of the incentive award tied to financial objectives, the financial results of the Company were above target levels primarily due to improved performance in the Company's petrochemical business, a larger than expected increase in proved oil and gas reserves and lower capital and operating expenses than contemplated in the Company's business plan. As to each executive officer in the Incentive Compensation Plan, the remaining portion of the awards was based on the individual's achievement of established personal objectives, which are performance-oriented goals that directly support the Company's overall business objectives but are more specific in nature to the individual's assigned business unit or particular job responsibility with varying weighted values that total 20%. Specific personal objectives for management, which are tied to predetermined time frames, include undertaking detailed operational studies, implementing specific operational policies and plans, negotiating strategic business acquisitions and alliances and developing long-term business goals, each of which relates directly to such officer's managerial responsibilities. The 1994 personal objectives were recommended by management and approved by the Compensation Committee at the January 1994 meeting of the Compensation Committee. The accomplishment of such personal objectives was evaluated by the Chief Executive Officer. The results of this evaluation were reflected in a recommended award for each officer which was reviewed and approved by the Compensation Committee. Certain of the personal objectives are non-quantifiable, and thus the evaluation of the completion of these objectives is subjective in nature. Annual incentive awards for 1994 for executive officers were higher than 1993 awards for the Company's executive officers. The 1994 awards to executive officers were above target objectives because the Company exceeded its financial objectives in 1994. Based on the Consultant Study provided to the Compensation Committee, the Company's 1994 target annual incentive awards were generally competitive with the market median rates described in the Consultant Study.

LONG-TERM INCENTIVES

     Another important consideration in the compensation philosophy of the Company is to align the interests of the key executive officers and employees with the long-term interests of the stockholders of the Company. In connection with this philosophy, the Company historically has attempted to periodically award its employees with stock options whose value depends upon an increase in the value of the Common Stock of the Company. The use of stock options is an integral part of the entire compensation package of the employees of the Company, which also serves as a pay-for-performance plan. Through providing the executives an opportunity for stock ownership, stock options reward executives, on the basis of the Company's future performance reflected in increased stock price, for long-term service to the Company and for enhancing shareholder value.

     On November 28, 1994, the Compensation Committee granted a total of 960,900 stock options pursuant to the 1992 Plan. Options were received by all U.S.-based employees, including the named executive officers as described in the Summary Compensation Table and the Option/SAR Grants in 1994 Table. The option exercise price is equal to the fair market value of the stock on November 28, 1994, the date of the grants. The 1994 option grants vest at a rate of 25% per year beginning one year after the grant date. In considering the stock option grants, the Compensation Committee reviewed an updated comprehensive compensation study, prepared by Towers Perrin, of the Company's executive compensation program. Such updated Consultant Study was based on published and private sources similar to the Consultant Study described above. The updated Consultant Study provided a number of alternative long-term incentive award scenarios for the Company, which included alternative restricted stock and stock option allocation approaches to position the Company's total direct compensation for officers between the market median and the 75th percentile. Towers Perrin's overall assessment, as indicated in the updated Consultant Study, placed the Company's officer total direct compensation at the market median or 50th percentile. The updated Consultant Study also included an analysis of the value of long-term incentive compensation grants and payments made by companies similar in size to executives in similar positions, using the Black-Scholes model as a valuation methodology for the stock option grants made by each such company. This analysis provided a means for the Compensation Committee to compare values of stock option grants made by the Company with the values of long-term incentive grants made by competitors and to confirm the competitiveness of the stock option grants made by the Company. The updated Consultant Study included companies of comparable size to the Company in the energy and other industries. The updated Consultant Study also included the companies in the Dow Jones Secondary Oil Industry published index, which was referenced in the Company's proxy statement for last year, which companies made more extensive use of stock-related awards, such as restricted stock grants, than did companies in other industries.

     The Compensation Committee's overall stock option grant guidelines were generally to position grants above the market median (50th percentile) of the competitors, in accordance with the Company's salary and bonus objectives. The 1994 stock option grants to officers were made at 115% of the prior year's awards. The 1994 stock option grants were above the market median. The Compensation Committee also considered the aggregate number of options being awarded and previously granted in determining the size of individual grants under the 1992 Plan, which grants in 1993 were closer to the market median, as reflected in the updated Consultant Study. In addition, the Compensation Committee considered the percentage of total number of shares of Common Stock outstanding to be granted by the Company as options, although not as compared to the percentage of outstanding shares granted as options in 1993 by the companies included in the Dow Jones Secondary Oil Industry published index. The Compensation Committee periodically grants stock options to provide continuing incentives for individuals to enhance the value of the Company and to remain with the Company and thereby receive value from such compensation. Accordingly, the long-term stock options are granted to vest over time without regard to the number of options held currently by each executive officer on the date of grant. As reflected in the Company's Stock Price Performance Graph, the Company's share price has risen, with the share price rise during 1994 exceeding that of the average price gain for the Dow Jones Secondary Oil Industry published index in 1994 included in the graph. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through increased option value.

     In accordance with the Company's philosophy that compensation should be significantly aligned to stockholder value, after reviewing the recommendation of Towers Perrin, the Compensation Committee has proposed the 1994 Plan for stockholder approval. See "Proposal 4 -- Approval of 1994 Incentive Plan." A copy of the plan document is provided as Appendix B to this Proxy Statement. The proposed plan provides authority for the Compensation Committee to use a range of long-term incentive devices in addition to stock options to motivate, attract and retain high quality executive talent. In addition, the plan is flexible enough to allow the Compensation Committee to make long-term incentive awards in a form responsive to changes in legislation and regulations affecting accounting treatment, taxation and securities compliance requirements for the Company and its employees and directors. If the 1994 Plan is approved by the stockholders, all officers of the Company will be eligible to receive grants of stock options under the 1994 Plan and no future grants of stock options will be made to employees under the Company's existing stock option plans.

OTHER COMPENSATION PROGRAMS AND POLICIES


     Another aspect of the Company's compensation package is to encourage employees to save for the future through the Savings Plan. The Savings Plan permits most regular salaried employees of the Company to contribute a percentage of their annual base salary to the Savings Plan on a before-tax basis. A participant's contributions to the Savings Plan are matched by the Company. Generally, the Company's basic matching contribution is an amount equal to 100% of the first 8% of the participant's annual base salary contributed to the Savings Plan, which 8% is referred to as the participant's basic contribution. To encourage alignment of the employees' and stockholders' long-term financial interests, all of the Company's contributions to the Savings Plan are invested in the Company's Common Stock, and participants may elect to invest their contributions in four investment funds, including the one invested in the Company's Common Stock. The Code places certain maximum limitations on the amount of contributions which otherwise could be contributed to the Savings Plan. Highly compensated participants limited by such provisions, which include all of the executive officers, may contribute to the Supplemental Savings Plan and have their contributions matched by the Company in cash in accordance with the terms of the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded, and benefits are paid from the general assets of the Company. Company contributions to the Supplemental Savings Plan in 1994 were $183,810, and 1994 contributions of $196,550 were made by the participants. See the Summary Compensation Table for information with respect to each named executive officer.

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans. Also, the executives of the Company are provided director and officer insurance coverage. The incremental cost to the Company of the executives' benefits provided under these plans is not material to the Company. For employee participants (which include all of the executive officers) whose benefits under the Savings Plan or Pension Plan are reduced or restricted due to tax law limits, the Company has applicable excess supplemental benefit plans. Benefits under these plans are not directly or indirectly tied to Company performance.

     Although the Company's 1994 executive compensation was within the newly enacted provisions for the $1 million deductibility cap set forth in the Omnibus Budget Reconciliation Act of 1993, the Compensation Committee intends to consider actions that may be taken in the future that could qualify compensation paid to its executives for deductibility under the provisions of the Code. Stock options granted under the 1992 Plan are intended to qualify for exemption from the cap under the transition rules. The proposed 1994 Plan has been structured so that Awards made may be performance based, provided the Compensation Committee qualifies under Section 162 of the Code. Awards under the 1994 Plan that are not intended to qualify under Section 162(m) will be paid without regard to the limitation on deductibility under the Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Johnson, who has served as Chief Executive Officer since July 1984, joined Allied, the Company's predecessor, in 1968 and served in a number of executive positions. The Company's senior human resources executive reviewed Mr. Johnson's salary separately with the Compensation Committee at its April 1994 Compensation Committee meeting in the absence of Mr. Johnson. To assist in such review, the Compensation Committee was provided marketplace data prepared by Towers Perrin regarding salary levels and total compensation rates, in addition to the Consultant Study described above, which data included compensation information for Chief Executive Officers. In addition to the companies in the Dow Jones Secondary Oil Industry public index shown in the Company's Stock Price Performance Graph, Towers Perrin provided proxy data compensation information on selected exploration and production companies, certain of which Towers Perrin believes are comparable overall to the Company (based on their revenues), as well as published and private sources of market data compensation information for selected oil and gas companies. The Towers Perrin analysis indicated that the Chief Executive Officer's total compensation approximated the market median (50th percentile) of market rates.

     As reflected in the Company's Stock Price Performance Graph, the Compensation Committee recognized that the Company has performed well under Mr. Johnson's leadership, including the historical, financial, operating and stock price performance, with regular payment of dividends to stockholders and long-term reduction in the Company's debt and financing costs. In addition, the Compensation Committee was presented a salary history review for Mr. Johnson. In view of the Compensation Committee's objectives described above, Mr. Johnson's personal performance and the Company's performance, the Compensation Committee increased Mr. Johnson's base salary to $550,000, effective May 1, 1994, and also increased the target percentage for his annual incentive award from 60% to 65%, effective January 1, 1994. His annual incentive bonus for 1994, paid in January 1995, was $409,100, which was equal to 77% of his salary compensation, and 43% of his combined bonus and salary compensation for 1994. His annual incentive compensation was based on the achievement of predetermined financial and personal objectives by the Company and Mr. Johnson, respectively, as described above. The Compensation Committee established the objectives for Mr. Johnson in January 1994, 80% of which included financial measures directly related to growth in the Company's net income, cash flow and reserve additions or revisions. The financial results of the Company were above target levels in 1994, primarily due to improved performance in the Company's petrochemical business, a larger than expected increase in proved oil and gas reserves, and lower capital and operating expenses than contemplated in the Company's business plan. The remaining portion of the incentive target award was based on personal objectives, which objectives were substantially met by Mr. Johnson in 1994. These personal objectives included pursuing appropriate acquisition opportunities, maintaining compliance with safety and environmental requirements, ensuring implementation of the Company's employee development and succession programs, submitting a program to restructure the Company's debt, preparing a recommendation regarding stock ownership objectives for officers, initiating a study of coalbed methane recovery opportunities, focusing the Company's United Kingdom exploration program, and ensuring completion of the Company's Indonesia operations and programs within budget. In January 1995, the Compensation Committee evaluated the attainment of Mr. Johnson's objectives and approved Mr. Johnson's 1994 bonus in accordance with the terms of the Incentive Compensation Plan. Mr. Johnson's 1994 annual incentive compensation increased in 1994 from 1993. His 1994 award was above target objectives because the Company exceeded its financial objectives in 1994. Also, Mr. Johnson participated in the Supplemental Savings Plan as reflected in the Summary Compensation Table. See "Executive Compensation and Other Information -- Description of Certain Employment Agreements."



     The Compensation Committee considered Mr. Johnson's performance and the Company's results in determining the size of his grant of stock options in November 1994. In addition, as discussed above under "Long-Term Incentives," the Compensation Committee considered the size and terms of Mr. Johnson's stock option grant in 1993, which provided for 65,000 shares of the Company's Common Stock. Based on its review of the market data provided by the independent consultant, and to promote the alignment of the long-term interests of the Chief Executive Officer and the stockholders, the Compensation Committee granted an option to Mr. Johnson in 1994 to purchase 74,800 shares of the Company's Common Stock. The option is subject to a four-year vesting period, and the size of such grant is at approximately the median in the market data for Chief Executive Officers of companies of comparable size.


     As discussed above under "Proposal 1 -- Election of Directors," in light of the Company's policy of mandatory retirement of officers at age 65, the Company has begun to plan for a successor to Mr. Johnson, who will be 65 on December 7, 1995. In consideration of Mr. Johnson's assistance with such succession process, the Compensation Committee confirmed that Mr. Johnson's compensation and benefits would not be diminished by the succession process.

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Organization and Compensation Committee:

          Edward A. Gilhuly
          Michael W. Michelson
          Richard R. Shinn

January 26, 1995

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Two of the current members of the Compensation Committee, Mr. Michelson and Mr. Gilhuly, are affiliates of KKR and the KKR Partnerships. The KKR Partnerships collectively own approximately 38% of the Company's Common Stock. KKR was paid a fee of $562,692 in 1994 for financial advisory services to the Company. The Company is obligated pursuant to a Consulting Agreement to continue to pay this annual fee (which increases at a compounded rate of 10% per annum) until the KKR Partnerships own less than 20% of the number of shares of Common Stock outstanding.

                             STOCKHOLDER PROPOSALS


     To be considered for inclusion in the Company's Proxy Statement relating to the 1996 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than November 23, 1995, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. See "Proposal 1 -- Election of Directors" and the Company's Bylaws for notice procedures to recommend a person for nomination as a director and to propose business to be considered by the stockholders at a meeting.


                 ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS


     The annual report to stockholders, including consolidated financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO JOHN M. ZIMMERMAN, VICE PRESIDENT -- PLANNING AND INVESTOR RELATIONS, UNION TEXAS PETROLEUM HOLDINGS, INC., 1330 POST OAK BLVD., HOUSTON, TEXAS 77056. Upon the payment of the Company's reasonable expense of furnishing the exhibit requested, the Company, upon request, will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.


     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.


                                          By Order of the Board of Directors

                                          /s/ NEWTON W. WILSON, III
                                          NEWTON W. WILSON, III
                                          Secretary

Houston, Texas
March 22, 1995

                                                                      APPENDIX A


               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION


It is proposed that ARTICLE FOURTH of the Certificate be amended as follows:

     1. The first paragraph of Article Fourth is hereby amended to read in its entirety as follows:


          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000), of which Fifteen Million (15,000,000) shall be Preferred Stock of the par value one cent ($.01) per share and Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of five cents ($.05) per share."


     2. Section A of Article Fourth, entitled Preferred Stock, is hereby amended to read in its entirety as follows:

          "A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation."

The Board has expressly reserved the right to abandon such proposed amendment notwithstanding stockholder approval.

                                                                      APPENDIX B

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                              1994 INCENTIVE PLAN

SECTION 1. PURPOSE OF THE PLAN


     The Union Texas Petroleum Holdings, Inc. 1994 Incentive Plan (the "Plan") is intended to promote the interests of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), by encouraging employees of the Company, its subsidiaries and affiliated entities, and non-employee directors of the Company to acquire or increase their equity interest in the Company and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its shareholders. The Plan is also contemplated to enhance the ability of the Company, its subsidiaries and affiliated entities to attract and retain the services of individuals who are essential for the program, growth and profitability of the Company.


SECTION 2. DEFINITIONS

     As used in the Plan, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.


          "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Performance Award, Stock Compensation Award, Deferred Shares, Bonus Shares, Other Stock-Based or Cash Award.



          "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a participant.


          "Board" shall mean the Board of Directors of the Company.

          "Bonus Shares" shall mean an award of Shares granted pursuant to
     Section 6(e) of the Plan.


          "Cash Award" shall mean an award payable in cash granted pursuant to
     Section 6(g) of the Plan.


          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

          "Committee" shall mean the Organization and Compensation Committee of the Board.

          "Covered Employees" shall have the meaning specified in Section 162(m)(3) of the Code.

          "Deferred Shares" shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to
     Section 6(f) of the Plan.

          "Disability" shall mean (i) with respect to an Employee of the Company or of any Affiliate, becoming permanently disabled under the standards of the Company's disability program as determined by the Committee or (ii) with respect to a non-employee Director, inability to perform duties and services as a director of the Company by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

          "Employee" shall mean any employee of the Company or of any Affiliate.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee. With respect to Shares, if the Shares are traded on a national stock exchange, the fair market value of a Share on a particular date shall be equal to the average of the reported high and low sales prices of the Share on such exchange on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Share are so reported. If the Shares are publicly traded but are not traded on a national stock exchange at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the closing bid and asked price of the Share on the most recent date the Shares were publicly traded. In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.


          "Incentive Stock Option" or "ISO" shall mean an option granted under
     Section 6(a) of the Plan that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision thereto.


          "non-employee Director" shall mean a director of the Company who is not (i) otherwise an employee of the Company or any Affiliate or (ii) a general partner, limited partner or employee of Kohlberg Kravis Roberts & Co.

          "Non-Qualified Stock Option" or "NQO" shall mean an option granted under Sections 6(a) or 6(h) of the Plan that is not intended to be an Incentive Stock Option.

          "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

          "Other Stock-Based Award" shall mean any right granted under Section 6(g) of the Plan.


          "Participant" shall mean any individual granted an Award under the Plan. Any other provisions hereof to the contrary notwithstanding, no non-employee Director may receive benefits under this Plan except for Non-Qualified Stock Options as provided in Section 6(h).


          "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

          "Person" shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

          "Restricted Period" shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

          "Restricted Stock" shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(c) of the Plan.

          "Retirement" shall mean (i) with respect to an employee of the Company or one of its Affiliates, retirement as determined by the Committee, and
     (ii) with respect to a non-employee Director of the Company, termination of service as a director or honorary director, after at least five (5) years of continuous service.

          "Rule 16b-3" shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

          "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

          "Shares" or "Common Shares" or "Common Stock" shall mean the common stock of the Company, $0.05 par value, and such other securities or property as may become the subject of Awards or become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

          "Stock Appreciation Right" or "Right" shall mean any right to receive the appreciation of Shares granted under Section 6(b) of the Plan.

          "Stock Compensation" shall mean any right granted under Section 6(e) of the Plan.

          "Substitute Award" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines.

SECTION 3. ADMINISTRATION


     The Plan shall be administered by the Committee, which Committee shall consist of at least two members. Members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3 which has been adopted by the SEC under the Exchange Act as such Rule or its equivalent is then in effect. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee. The provisions of this Section 3 with respect to decisions made by, and authority of, the Committee shall be subject to the controlling provisions of Section 6(h).


SECTION 4. SHARES AVAILABLE FOR AWARDS

  (a) Shares Available

     Subject to Section 4(d) and to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 4,000,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is cancelled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, to the extent permissible under Rule 16b-3, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards (other than an Incentive Stock Option) under the Plan shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3. Notwithstanding the foregoing, no more than 1,200,000 Shares available for Awards shall be issued as Restricted Stock.

  (b) Sources of Shares Deliverable Under Awards

     Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

  (c) Adjustments

     In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that with respect to Awards of Incentive Stock Options and Awards intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code or would cause such Award to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

  (d) Substitute Awards


     Any Shares underlying Substitute Awards shall not, except in the case of Shares with respect to which Substitute Awards are granted with respect to Incentive Stock Options or, if not permissible under Rule 16b-3, to Employees who are officers or directors of the Company for purposes of Section 16 of the Exchange Act or any successor section thereto, be counted against the Shares available for Awards other than Incentive Stock Options under the Plan.


SECTION 5. ELIGIBILITY


     Other than Awards granted to non-employee Directors pursuant to Section 6(h) of the Plan, any Employee who is not a member of the Committee, including any officer or employee-director of the Company or any Affiliate, shall be eligible to be designated a Participant. All Employees shall be eligible for Awards under the Plan. However, no Employee under this Plan may receive in any calendar year Stock Options and/or Rights that, in the aggregate, are with respect to more than 500,000 Shares (tandem Awards shall be deemed to be one Award for this purpose).


SECTION 6. AWARDS

  (a) Options

     Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the option including the following terms and conditions and such additional terms and conditions, as the Committee shall determine are not inconsistent with the provisions of the Plan.

          (i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time each Option is granted; provided, however, that the purchase price per Share shall not be less than 100% of the Fair Market Value on the date of grant, except in the case of Options that are Substitute Awards.

          (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. Pursuant to Section 7(b) of the Plan, the Committee may, at its discretion, accelerate the time at which Options may be exercised and otherwise modify the time or methods of exercise of the Options.


          (iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of
     Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options may be granted only to Employees of the Company and its "subsidiaries" within the meaning of
     Section 424(f) of the Code.


  (b) Stock Appreciation Rights

     Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. A Stock Appreciation Right may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. A Stock Appreciation Right granted in tandem with or in addition to another Award may be granted either at the same time as such other Award or at a later time.

          (i) Grant Price. The grant price of a Stock Appreciation Right shall be determined by the Committee; provided, however, that the grant price shall not be less than 100% of the Fair Market Value on the date of grant or on the date of original grant of any related Award.

          (ii) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

  (c) Restricted Stock

     Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

          (i) Dividends. Unless otherwise determined by the Committee, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Any Restricted Stock Award may require that any or all dividends or other distributions paid on the Restricted Stock during the Restricted Period be automatically sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee, all as determined by the Committee in its discretion.

          (ii) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

          (iii) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant's employment (as determined under criteria established by the Committee, including, without limitation, in the Committee's discretion, goals described under Section 6(d)(i)) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company and not cause such Award, if it is intended to qualify as performance based compensation under Section 162(m) of the Code, to fail to so qualify under Section 162(m) of the Code, waive in whole or in part any or all remaining restrictions with respect to such Participant's Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(i)(iii).

  (d) Performance Awards

     The Committee shall have authority to determine the Employees who shall receive a Performance Award, which shall (A) consist of a right, denominated or payable in cash, Shares, Deferred Shares, other securities or other property (including, without limitation, Restricted Stock, or any combination thereof), and (B) confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, such holder, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish.


          (i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award. Without limiting the generality of the foregoing, it is intended that the Committee may establish performance goals applicable to Performance Awards granted to Participants who, in the judgment of the Committee, may be Covered Employees in such a manner as shall permit payments with respect thereto to qualify as "performance-based compensation" as described in
     Section 162(m)(4)(C) of the Code. It is specifically provided that the material terms of such performance goals for Participants who, in the judgment of the Committee, may be Covered Employees, shall, until changed by the Committee with the approval of the stockholders, if such stockholder approval is required by the Code, be as follows: (x) the business criteria on which the performance goals shall be based shall be the attainment of such target levels of either net income, cash flows, reserve additions or revisions, total capitalization, total shareholder return, assets, exploration successes, production volumes, finding and development costs, costs reductions and savings, reportable incidents in safety or environmental matters, return on sales, profit margin, earnings per share or personal objectives tied to operational studies, implementing policies and plans, negotiating transactions and sales, developing long-term business goals, managerial responsibilities and assessments as may be specified by the Committee; and (y) the maximum amount of compensation that may be paid to any one Participant with respect to any one year shall be $1.5 million under an annual performance bonus Award and $1.5 million under a long-term Award with a performance period longer than one fiscal year.


          (ii) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

  (e) Stock Compensation and Bonus Shares

     (i) Stock Compensation. The Committee shall have the authority, in its discretion, to pay in Shares all, or such portion as it shall determine, of amounts payable (x) under any Award of the Plan, other than Performance Awards payable in cash as a short term annual incentive or Cash Awards granted in tandem with Restricted Stock or (y) if requested by an Employee, under any compensation program of the Company. The number and type of Shares to be distributed in lieu of the cash compensation to which an Employee would otherwise be entitled, as well as the terms and conditions of any such bonus awards, shall be determined by the Committee.

     (ii) Bonus Shares. The Committee may also grant Bonus Shares to eligible Employees. Each Bonus Share shall constitute a transfer of Common Shares to the Participant, without other payment therefor, as additional compensation for the Participant's services to the Company.

  (f) Deferred Shares

     The Committee may also grant Awards of Deferred Shares to eligible Employees upon such terms and conditions as the Committee may determine.

          (i) Terms and Conditions. Each Deferred Share award shall constitute an agreement by the Company to issue or transfer a specified number of Shares to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives or, as described in Section 6(d)(i), performance goals, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares.

          (ii) Dividends. Any Deferred Share award may provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (without interest) or that equivalent additional Deferred Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

  (g) Other Stock-Based and Cash Awards

     (i) Other Stock Based Awards. The Committee is hereby authorized to grant to eligible Employees an "Other Stock-Based Award," which shall consist of a right (i) which is not an Award or right described in Section 6(a), (b), (c),
(d), (e) or (f) above and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan; provided, that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

     (ii) Cash Awards. Subject to the provisions of the Plan, the Committee shall have authority to determine the Employees to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Employee's services to the Company or its Affiliates. A Cash Award may be granted (simultaneously or subsequently) in tandem with another Award and may entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award or other terms determined by the Committee.

  (h) Awards to Non-employee Directors

     (i) Initial Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), each non-employee Director who serves in such capacity on the date of the approval of the Plan by the Board (the "Current non-employee Directors") shall receive, as of such date and without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 5,000 shares of Stock. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), each non-employee Director who is elected or appointed to the Board for the first time after the effective date of the

Plan (excluding the Current non-employee Directors) shall receive, as of the date of his or her election or appointment and without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any nominee non-employee Director may make an irrevocable election in advance of election not to receive an option pursuant to this Section 6(h)(i).


     (ii) Annual Granting of Options. Subject to stockholder approval of the Plan pursuant to Section 10, and to the limitation of the number of shares of Stock set forth in Section 4(a), as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Section 11 hereof (commencing with the 1995 annual meeting of stockholders), each non-employee Director who is in office immediately after such meeting and who is not then entitled to receive an Option pursuant to the preceding provisions of this Section 6(h) shall receive, without the exercise of the discretion of any person or persons, a Non-Qualified Stock Option exercisable for 3,000 shares of Stock (subject to adjustment in the same manner as provided in Section 7 hereof with respect to shares of Stock subject to Options then outstanding). Any non-employee Director may make an irrevocable election in advance not to receive an option pursuant to this Section 6(h)(ii).


     (iii) Other Terms and Conditions. The following provisions are applicable to Options granted pursuant to Sections 6(h)(i) and (ii):

          A. Options shall be exercisable on the day following the date of grant.

          B. The purchase price of a Share covered under an Option granted under this Section 6(h) shall be the Fair Market Value of a Share on the date of grant.

          C. The Option may be exercised in full at one time or in part from time to time by giving written notice, signed by the optionee exercising the Option, to the Company, stating the number of Shares with respect to which the Option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in Shares of the Company already owned by said optionee, valued at Fair Market Value; provided, however, that (i) no Option shall be exercisable after ten (10) years from the date on which it was granted, and (ii) there shall be no such exercise at any one time for fewer than one hundred (100) Shares or for all of the remaining Shares then purchasable by the optionee exercising the Option, if fewer than one hundred (100) Shares.


          D. Each Option shall expire ten (10) years from the date of grant thereof, but shall be subject to earlier termination as follows. Options, to the extent exercisable as of the date a non-employee Director optionee ceases to serve as a director of the Company, must be exercised within six months of such date unless such event results from death, Disability or Retirement, in which case Options may be exercised by the optionee, the optionee's legal representative, heir or devisee, as the case may be, within two (2) years from the date of death or Disability and within three
     (3) years from the date of Retirement; provided, however, that no such event shall extend the normal expiration date of such Options.


          E. Upon exercise of the Option, subject to paragraph F below, delivery of a certificate for fully paid and nonassessable Shares shall be made either at the corporate office of the Company in Houston, Texas to the optionee exercising the Option at such time during ordinary business hours after fifteen (15) days but not more than thirty (30) days from the date of receipt of the notice by the Company as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the optionee exercising the Option.


          F. Until the earlier to occur of the following events (i) the non-employee Director no longer serves as a Director of the Company for any reason, (ii) a Change in Control, (iii) the approval by the Company's stockholders of a merger or consolidation or (iv) a tender offer for the Common Stock of the Company ("Termination of Restriction"), the Shares received by the non-employee Director upon the exercise of an Option granted pursuant to Section 6(h)(i) and (ii) shall not be subject to disposition by the non-employee Director, by sale, transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeds (including bankruptcy), and any attempted disposition thereof, shall be null and void and of no effect; provided, however, that nothing in this
     Section 6(h)(iii)F shall prevent transfer by will, the applicable laws of descent and distribution or pursuant to a qualified domestic relations order. The certificates evidencing the Shares may bear a legend restricting or incorporating the restrictions, and the Company may cause the certificates to be delivered upon issuance to the Secretary of the Company or such other depositary as may be designated by the Company as a depositary for safe-keeping until Termination of Restriction. Upon Termination of Restriction, the Company will cause a new certificate or certificates to be issued without legend in the name of such former director.

     (iv) Notwithstanding anything in the Plan to the contrary, a non-employee Director shall be ineligible to receive a grant provided for in Section 6(h) if as of the date of such grant the Director (i) is an employee of the Company or any Affiliate or (ii) has been an employee of the Company or any Affiliate for any part of the calendar year preceding the calendar year in which such a grant is to be made.

     (v) In the event that the number of Shares available for grants under the Plan is insufficient to make all grants provided for in this Section 6(h) hereby made on the applicable date, then all non-employee Directors who are entitled to a grant on such date shall share ratably in the number of Shares then available for grant under the Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available Shares and the grants under this Section 6(h) shall terminate.

     (vi) Except as expressly provided in this Section 6(h) grants made pursuant to this Section 6(h) shall be subject to the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of the Plan and this Section 6(h) then the terms and conditions of this Section 6(h) shall control. The Committee may not exercise any discretion with respect to this
Section 6(h) which would be inconsistent with the intent expressed in Section 6(h)(vii).


     (vii) It is intended that the Plan meet the requirements of Rule 16b-3 and that any non-employee Director who is eligible to receive a grant or to whom a grant is made pursuant to this Section 6 will not for such reason cease to be a "disinterested person" within the meaning of Rule 16b-3 with respect to the Plan and other stock related plans of the Company.


     (viii) All Options under this Section 6(h) shall be evidenced by Award Agreements.

  (i) General

     (i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

     (ii) Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

     (iii) Limits on Transfer of Awards


          (A) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a "QDRO") as determined by the Committee.

          (B) No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company) or pursuant to a QDRO and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

          (C) To the extent approved by the Committee and in compliance with Rule 16b-3 and the Securities Act of 1933, as amended, a Non-Qualified Stock Option may be transferred to immediate family members.

     (iv) Term of Awards. The term of each Award (other than pursuant to Section 6(h)) shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Incentive Stock Option Award exceed a period of ten years from the date of its grant.

     (v) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (vi) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

     (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided, that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

SECTION 7. AMENDMENT AND TERMINATION

     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

  (a) Amendments to the Plan

     The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that the provisions of Section 6(h) may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder and; provided, further, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would:

          (i) increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan;

          (ii) permit Incentive Stock Options to be granted with per Share grant, exercise or purchase prices of less than the Fair Market Value of a Share on the date of grant thereof; or

          (iii) result in this Plan no longer satisfying the requirements of Rule 16b-3.

  (b) Amendments to Awards

     The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (other than Awards granted pursuant to Section 6(h)), provided no change in any Award, other than pursuant to Section 7(c), shall reduce the benefit to Participant without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

  (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events

     The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.


SECTION 8. CHANGE IN CONTROL



     (a) In addition to the Committee's authority set forth in Section 7(c) of the Plan, in order to maintain the Participants' rights in the event of any Change in Control, as hereinafter defined, the Committee, as constituted before such Change in Control, is hereby authorized and directed to provide for the acceleration of any time periods relating to the exercise or realization of all Awards so that such Award may be exercised or realized in full, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, either automatically or upon the Participant's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) if equitable and in the best interests of the Company and its stockholders, cause (x) any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control or (y) the exercise period for any such Award then outstanding to terminate on a fixed date following such Change in Control provided the Participant receives written notice of such event and the fixed date at least twenty days prior to the effective date of such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its stockholders.



     (b) A "Change in Control" shall be deemed to occur (i) if any person or persons or entity or entities (other than Petroleum Associates, L.P., KKR Partners II, L.P. and any entity controlling, controlled by or under common control with any such entities, separately or in the aggregate ("KKR")) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (ii) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (iii) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Company's Board of Directors in actions taken prior to, and with respect to such transaction.

SECTION 9. GENERAL PROVISIONS

  (a) No Rights to Awards

     No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

  (b) Delegation

     Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor Section thereto, or who are otherwise not subject to such Section.

  (c) Withholding

     The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award (including automatic withholding), other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

  (d) No Limit on Other Compensation Arrangements

     Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

  (e) No Right to Employment

     The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

  (f) Governing Law

     The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

  (g) Severability

     If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

  (h) Other Laws

     The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

  (i) No Trust or Fund Created

     Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

  (j) No Fractional Shares

     No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

  (k) Headings

     Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. EFFECTIVE DATE OF THE PLAN

     The Plan shall be effective as of November 28, 1994, provided the Plan is subsequently approved by the stockholders of the Company within 12 months thereafter.

SECTION 11. TERM OF THE PLAN

     No Award shall be granted under the Plan after November 27, 2004. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

                                                                      APPENDIX C

                               FIRST AMENDMENT TO
                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                             1992 STOCK OPTION PLAN

     WHEREAS, UNION TEXAS PETROLEUM HOLDINGS, INC. (the "Company") has heretofore adopted the UNION TEXAS PETROLEUM HOLDINGS, INC. 1992 STOCK OPTION PLAN (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended, subject to stockholder approval, as follows, effective as of January 26, 1995:

     1. Subparagraph (c) of Paragraph X of the Plan shall be deleted and the following shall be substituted therefor:


     "In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of Stock (or other securities or property) with respect to which Options may be granted, (ii) the number and type of shares of Stock subject to outstanding Options, and (iii) the grant or exercise price with respect to any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option; provided, in each case, that with respect to Incentive Stock Options and Options intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or would cause such Option to fail to so qualify under Section 162(m) of the Code, as the case may be, or any successor provisions thereto; and provided, further, that the number of shares of Stock subject to any Option shall always be a whole number. In addition to the Committee's authority set forth in Paragraph X(b) and (c) of the Plan, in order to maintain the Optionees' rights in the event of any Change in Control, as hereinafter defined, the Committee, as constituted before such Change in Control, is hereby authorized and directed to provide for the acceleration of any time periods relating to the exercise or realization of all Options so that such Option may be exercised or realized in full, and has sole discretion, as to any Option, either at the time such Option is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Option, either automatically or upon the Optionee's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Option or realization of the Optionee's rights had such Option been currently exercisable or payable; (ii) make such adjustment to any such Option then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) if equitable and in the best interests of the Company and its shareholders, cause any such Option then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Option Agreement as it may deem equitable and in the best interests of the Company. A "Change in Control" shall be deemed to occur (1) if any person or persons or entity or entities (other than Petroleum Associates, L.P., KKR Partners II, L.P. and any entity controlling, controlled by or under common control with any such entities, separately or in the aggregate ("KKR")) acquires 75% or more of the assets of the Company or a successor of the Company or such successor's parent corporation (based upon the then current fair market value thereof) or 50% or more of the Company's then outstanding voting stock or a successor's or such successor's parent corporation's then outstanding voting securities, and, if there shall be more than one class of voting securities thereof, then of the combined voting power held by all classes of voting securities of the Company, a successor corporation or its parent corporation (whether such acquisition of stock or assets occurs pursuant to a single transaction or several related transactions or series of transactions), (2) upon the approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a successor of the Company or such successor's parent corporation, or (3) upon the approval by the Company's stockholders of a merger or consolidation and such transaction was determined to be a Change in Control, which transaction and determination was approved by a majority of the Company's Board of Directors in actions taken prior to, and with respect to such transaction."

     2. As amended hereby, the Plan is specifically ratified and reaffirmed.

                                                                    Preliminary
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P
                         UNION TEXAS PETROLEUM HOLDINGS, INC.
R               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     THE COMPANY FOR ANNUAL MEETING MAY 10, 1995
O
       The undersigned hereby constitutes and appoints A. Clark Johnson, Larry
X D. Kalmbach and Newton W. Wilson, III, and each of them, his true and lawful agents and proxies with full power of substitution in each, to
Y represent the undersigned at the Annual Meeting of Stockholders of UNION TEXAS PETROLEUM HOLDINGS, INC. to be held at the office of the Company, 1330 Post Oak Blvd., Houston, Texas on Wednesday, May 10, 1995, and at any adjournments thereof, on all matters coming before said meeting.

        Election of Directors. Nominees:

        Glenn A. Cox, Saul A. Fox, Edward A. Gilhuly,
        James H. Greene, Jr., A. Clark Johnson, Henry R.
        Kravis, Michael W. Michelson, Stanley P. Porter,
        George R. Roberts, Richard R. Shinn, Sellers Stough.

       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

       THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE UNION TEXAS PETROLEUM SAVINGS
       PLAN FOR SALARIED EMPLOYEES.
                                                     * * * * * * * * * * * *
                                                     *  SEE REVERSE SIDE   *
                                                     * * * * * * * * * * * *
- -------------------------------------------------------------------------------

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[X]  PLEASE MARK YOUR                                                      2855
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3, 4 and 5.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.

                       FOR   WITHHELD
1. Election of         [ ]     [ ]
   Directors.
   (See reverse)

For, except vote withheld from the
following nominee(s):

_____________________________________


                        FOR   AGAINST   ABSTAIN
2. Approval of          [ ]     [ ]       [ ]
   independent
   accountants


                        FOR   AGAINST   ABSTAIN
3. Amendments           [ ]     [ ]       [ ]
   to Restated
   Certificate of
   Incorporation
   relating to
   preferred stock


                        FOR    AGAINST    ABSTAIN
4. Approval of 1994     [ ]      [ ]        [ ]
   Incentive Plan


                        FOR   AGAINST     ABSTAIN
5. Approval of          [ ]     [ ]         [ ]
   amendment to
   Stock Option Plan
                        [ ] Please mark this box if
                            you will personally be
                            attending the meeting.


                       Note: Please sign exactly as your name appears on this card. Joint owners should each sign personally. Corpora-tion proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indi-cate when signing.

                       ________________________________________________________

                       ________________________________________________________
                       SIGNATURE(S)                                    DATE

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